UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

(Exact name of registrant as specified in its charter)

CALIBERCOS INC.

Commission File Number: 024-11016

Delaware	47-2426901
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

8901 E Mountain View Rd., Ste 150 Scottsdale, AZ (Address of principal executive offices)	85258 (Zip Code)

(480) 295-7600
Registrant’s telephone number, including area code

Series B Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

In this report, the term “Caliber”, “we”, “us”, “our” or “the Company” refers to CaliberCos Inc.

This annual report on Form 1-K may contain forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include information related to the expected effects on our business of COVID-19 pandemic (“the pandemic” or “COVID-19”), possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. Risks that could affect our results of operations, liquidity and capital resources, and other aspects of our business discussed in this Report include the duration and scope of COVID-19, including whether, where and to what extent resurgences of the virus occur; its short and long-term impact on the broader economy, levels of consumer confidence, and government actions taken in response to the pandemic. These statements reflect management’s current views with respect to future events and are subject to unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this report. COVID-19, and the volatile economic conditions stemming from it, and additional or unforeseen effects from the pandemic, could also give rise to or aggravate the other risk factors that we identify under the heading “Risk Factors” contained in our Offering Circular approved by the SEC on June 22, 2020, which in turn could materially affect our business, financial condition, liquidity, and results of operations (including revenues and profitability).

These developments have had a material adverse impact on the Company’s revenues, results of operations and cash flows for fiscal 2020. The situation is continually changing and additional impacts to the business may arise that we are not aware of currently. While certain restrictions in the state of Arizona have begun to be rescinded, we cannot accurately predict whether that trend will continue in all of our markets and when or the manner in which the conditions surrounding the pandemic will change, including the timing of lifting any additional local or national restrictions, how or when business and leisure travel will return to pre-pandemic levels and at what velocity, how investor sentiment and demand will be affected toward the perceived risks and returns required to participate in real estate investments, the duration and impact of the CDC’s agency order titled ‘Temporary Halt in Residential Evictions to Prevent the Further Spread of COVID-19’ (the ‘eviction moratorium’), or whether or not the impact of the pandemic will have a permanent and lasting effect on real estate values.

Any forward-looking statement made by us in this report speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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PART II

Item 1. Business

Overview

CaliberCos Inc., a Delaware corporation (“Caliber”, “we”, or the “Company”) was originally founded as Caliber Companies, LLC, an Arizona limited liability company, organized under the laws of Arizona, and commenced operations in January 2009. In 2014, the Company was reorganized as a Nevada corporation and in June 2018, we reincorporated in the State of Delaware.

Caliber builds wealth for its investor clients by creating, managing, and servicing middle-market real estate investment funds, private syndications, and direct investments. Caliber believes that passive investment through structured offerings provides investors an optimal balance of risk-adjusted return, investment performance, and ease of ownership. By specifically matching middle-market investors, including high net worth individuals, registered investment advisers, and family offices, to middle-market real estate assets, including projects that range in value between $5 million-$50 million on a per project basis, Caliber serves a growing market with an attractive alternative to traditional investments.

While Caliber’s business model is, in essence, that of an alternative asset manager, our model is more robust as it offers a full suite of support services and a vertically integrated approach to real estate ownership. We have complemented traditional asset management functions with development, construction management, and in-house acquisitions expertise that we believe creates a competitive advantage for Caliber and our clients. We refer to this mix of services as Caliber’s Capital Deployment and Capital Management engines.

We serve Caliber’s Capital Deployment and Capital Management engines with a new approach to investor engagement using Caliber’s Capital Formation engine. This third engine deploys a mix of B2C sales to private clients, B2B sales to investment advisors, in-house client service, and internal marketing, PR, & government relations to allow Caliber to grow assets under management (AUM) consistently and, in some cases, counter-cyclically.

As compared to non-traded real estate investment trusts that are often sold through the traditional 3rd party broker-dealer channel and often come with high cost structures for investors, we offer reduced product origination costs and fund-level fees. By eliminating many of the fees earned at the fund level, and sizing the remaining fees to cover Company overhead, Caliber aligns its profitability with that of its investors. We believe our approach allows us to drive down the cost burden that is borne by funds under a traditional asset management model, increase returns to investors of those funds, and generate long-term sustainable cash flows. Most importantly, we believe a direct and trusting relationship with our clients provides Caliber with the opportunity to, in a nimble manner, take advantage of market opportunities, while concurrently year after year, decade after decade, and generation after generation grow the Company’s AUM.

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Caliber is organized as follows:

Impact of COVID-19

The novel strain of coronavirus disease (“COVID-19”), is believed to have been first identified in China in late 2019 and has spread globally. The rapid spread resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. Due to government actions including travel restrictions and mandated closures of businesses, our business was significantly impacted by the effects of COVID-19.

Due to the continued uncertainty in the outbreak, we are not in a position to predict when normal business operations will resume; however, we have taken steps to manage the effect of the pandemic on our corporate business and on the assets we manage which include, but are not limited to: (i) implementation of remote work arrangements, which has not had a material effect on our ability  to maintain our business operations; (ii) suspending/deferring any unnecessary capital improvements to our assets, unless for fire, life and safety; (iii) reducing food and beverage operations, within our hotels, in accordance with government regulations; (iv) furloughing any non-essential employees; (v) participating in the Paycheck Protection Plan program (“PPP”); and (vi) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirement, when applicable, for a 12-month period.

The overall impact of COVID-19 will depend on the length of time that the pandemic continues, its effect on demand drivers for our investments, the extent to which it affects our ability to raise capital into our investment products, and the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing.

Business Segments

The Company’s operations are organized into seven reportable segments for management and financial reporting purposes, which are broadly separated in two categories: asset management (Fund Management, Development and Construction, and Real Estate Brokerage) and real estate operations (Hospitality, Residential, Commercial, and Diversified). Each segment works closely together and plays a critical role in supporting our investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management strategies. By operating our vertically integrated platform, we believe Caliber gains a competitive advantage in acquiring attractive projects and in delivering services to those projects. Considering that, Caliber also utilizes a deep network of third-party service providers, such as property managers and general contractors, to execute on certain elements of each Caliber project.

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The below is a description of the Company’s asset management segments:

Fund Management

Fund Management represents the Company’s fund management activities along with back office and corporate support functions including accounting and human resources. This segment captures Caliber’s financial results as a sponsor of funds and syndications. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly owned Arizona registered issuer-dealer, which generates fees from capital formation. We also act as an asset manager of our private equity real estate funds, which have diversified investment objectives. Generally, Caliber Services, LLC, and its subsidiaries, (“Caliber Services”), act as manager of the funds or a general partner, depending on the structure of the underlying fund entity. We earn income for services rendered to each of the funds by Caliber Services. Below is an overview of the income we generate:

•	Carried Interest: We receive typically receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6% to 12%.are typically 6% for common equity or 10-12% for preferred equity, which does not participate in profits.

•	Investment Formation: We charge an initial, one-time service fee related to the initial formation, administration, and set-up of the applicable fund. This fee is sized based upon the offering size and complexity of execution, with a minimum fee of $50,000 per occurrence.

•

Asset Management: We receive an annual management fee in an amount equal to 1.50% of the non-affiliate unreturned capital contributions to each of the funds. This revenue recurs for the term of the investment, which typically ranges between 5-10 years.

•

Loan Placement: We earn a fee upon the closing of a loan with a third-party lender. This fee does not exceed 1% of the total loan and will not exceed 3% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction. Caliber completes loan packages and underwriting support internally, allowing it to reduce fees typically paid to 3rd party brokers while pursuing more efficient financing outcomes.

•	Capital Formation: We charge fees for capital formation via Caliber Securities which generally range from 2%-3.5% of capital invested in each Fund or syndication.

•	Loan Guarantees: We typically receive an annual fee of 0.25% of the initial principal balance of a loan which Caliber, its Funds, or any of its officers or directors have provided a guarantee. Guarantees include traditional carve-outs, completion, environmental, partial recourse, or full recourse guarantees. This revenue recurs for the term of the investment, which typically ranges between 5-10 years.

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Beginning in the second quarter of 2020 and continuing through December 31, 2020, Caliber partnered with Patrick Capital Markets, LLC, a FINRA licensed entity, to provide managing broker-dealer services for the private fund offerings the Company is actively marketing. This additional layer of capital infrastructure was designed to support Caliber’s plan to grow an internally licensed sales team distributing its funds both directly to high-net-worth private clients and to institutions, such as registered investment advisers, who service those clients. The fees and costs associated with this arrangement included a managing broker-dealer fee ranging from 0.50% to 0.65% and a sales commission of 1.0%. These corresponding costs are partially offset by a reduction to the fee earned in our Caliber Securities contracts.

Beginning in January 2021, we formally engaged and transitioned our managing broker-dealer relationship to Tobin & Company Securities, LLC, a FINRA licensed entity. Our contract with Tobin provides for a managing broker-dealer fee ranging from 0.70% - 1.00% and a sales commission of 1.0%. These corresponding costs are partially offset by a reduction to the fee earned in our Caliber Securities contracts. Caliber believes its internally licensed sales and support team offers the Company the ability to bring its securities to market for an all-in cost of 4-5% of capital formed as compared to as much as 15% charged by our competitors in the non-traded REIT industry.

Development and Construction

Our Development and Construction segment represents the Company’s activities associated with horizontal development, vertical development, construction management, and general contracting. The majority of the revenues generated by this segment are earned from work completed on assets held in our funds. Caliber Development, LLC (“Caliber Development”), a wholly owned subsidiary of Caliber Services, is an Arizona licensed general contractor. Our strategy for this segment is to complete development services for our projects, provide development management services to oversee third-party developers, and provide construction management services to oversee third party general contractors. In a circumstance where Caliber can out-perform a third-party general contractor, Caliber Development will step in as the licensed general contractor to complete the project. In combining internal and external services in this segment, Caliber maximizes outcomes at the asset level, maintains strong control over the process, and achieves a more attractive margin on its Development and Construction revenue.

Real Estate Brokerage

Whenever Caliber is involved in a transaction involving a real estate acquisition or sale, we collect fees for brokering the arrangement, through Caliber Realty Group, LLC (Caliber Realty). For the year ended December 31, 2020, the Company reclassified certain business activities which were previously reported under the Property Management segment into the Real Estate Brokerage segment. These activities included the Company’s property management services provided to our funds and third-party property owners. This reclassification occurred as Caliber wound-down property management services in favor of hiring third party managers who specialize in each asset type under management.

Real Estate Operations

The following discussion relates to the activities of our various funds which are generally structured as separate limited liability companies or partnerships. Outside of its interests as the manager or general partner of these funds, Caliber’s benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. Investors in Caliber should understand that the majority of the profit and/or loss of any of these funds or rights and obligations to its related assets and liabilities, respectively, is limited or in some cases unavailable.

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For the year ended December 31, 2019, the Company sold the Palms, a multi-family portfolio consisting of three separate apartment buildings for approximately $25 million, resulting in a gain on the disposition of approximately $10 million, which allowed Caliber to collect a Carried Interest of approximately $3.2 million. As the sale of the Palms does not represent a strategic shift that has or will have a major effect on the Company’s operations and financial results, it has not been reported as a discontinued operation.

The below is a description of the Company’s real estate operation segments:

Hospitality

Our Hospitality segment represents one of Caliber’s largest fund segments. Through the funds we manage, we acquire hotels in certain opportunistic situations in which we are able to purchase at a discount to replacement cost or can implement our value-add investment approach. Our hotels under management are located in Tucson, Chandler, Phoenix, and Scottsdale, Arizona and Ketchikan, Alaska. Our portfolio of hotels flows across multiple brands including Marriott (Four Points by Sheraton), Hilton (Hilton, Doubletree by Hilton, and Hampton Inn & Suites) and IHG (Crowne Plaza, Holiday Inn & Suites, Holiday Inn).

We earn property operating revenue from our hospitality operations consisting of revenues generated primarily by the hotel properties we own. This includes revenue from room rentals, food and beverage sales, banquet and group sales and other hotel operating activities.

The seasonality of our hotel assets depends on the market each asset is located within. Our Arizona assets experience a high season which begins on October 1 and runs through May 31 each year, with the low season beginning on June 1 and running through September 30 each year. In Alaska, our seasons are essentially the opposite of Arizona, with the high season occurring June 1 through September 30 and the low season occurring October 1 through May 30. During the low seasons, we expect our average occupancies to drop significantly, which has also coincided with the effects of COVID-19 in 2020. We expect to see material improvement to our business operations going forward as improvements in vaccination distribution and COVID-19 case counts lead to a potential revitalization of business and leisure travel. We also expect to see our hotels show improvement in their operations entering their next busy season.

Residential

Our Residential segment includes multi-family properties as well as single-family residences. The single-family properties are held by Caliber Residential Advantage Fund, LP (“CRAF”). CRAF’s investment strategy is to deliver CORE Plus returns via 1-20 unit rental properties, acquired advantageously and held for rental income. Caliber has begun a process to transform CRAF into a new Fund, the Caliber CORE+ Income Fund, LP, which we expected the current limited partners will support. This re-brand will allow Caliber to acquire a wider range of CORE Plus assets, including multi-family properties and other income producing commercial assets. Currently, all of our single-family properties are located in Arizona.

We pursue multi-family opportunities where we believe we can unlock value through a myriad of strategies, including asset rehabilitation, repositioning and creative recapitalization. We focus primarily on apartments in supply-constrained, in-filled markets. We also focus on new development as the current market for value-add investments is challenging.

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Commercial

Our Commercial segment includes properties representing both traditional office space, retail, and medical and self-storage facilities. We are involved in different commercial properties, located in Phoenix, Mesa, Kingman, and Casa Grande, Arizona; Henderson, Nevada; Johnstown, Colorado; and Logan, Utah. Caliber’s current focus in commercial assets includes industrial, medical, and specialty spaces.

Diversified

Our Diversified segment includes our diversified fund portfolio shown in the chart below. Caliber’s funds are boutique in size (less than $1b) and focused on acquiring middle-market real estate investments ($5-$50m in project value per investment). The Company designs and creates a new fund when it encounters market opportunities that it perceives will benefit its high-net-worth clients. It also creates follow-on funds pursing a previous strategy when the first fund reaches its investment cap.:

	Caliber Tax-advantaged Opportunity Zone Fund, LP (CTAF)	Caliber Diversified Opportunity Fund II, LP (CDOF II)	Caliber Fixed Income Fund III, LP (CFIF III)	Caliber Distressed Real Estate Income Fund: CDIF, LLC (CDIF)
Fund Strategy	Opportunistic + Opportunity Zone	Opportunistic	Private Lending	Distressed
Fund Type	Equity - Growth	Equity - Growth	Debt & Preferred Equity - Income	Equity - Income + Growth
Target Asset Mix	50% Multi-Family | Residential 40% Industrial | Medical | Commercial 10% Hospitality | Specialty	40% Multi-Family | Residential 40% Industrial | Medical | Commercial 20% Hospitality | Specialty	Blend of all asset classes	N/A
Contributed Capital, Net (as of 12/31/20, rounded)	$72m	$25m	$36m	$33m
Max Offering	$500m	$100m	$100m	$25m

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The following chart presents the name, total contributed net capital, total investments at cost and total investments at fair value of our Hospitality, Residential, Commercial and Brokerage segments which hold real estate assets as of December 31, 2020:

		As of December 31, 2020 (in thousands)
Fund Name	Fund Inception Date	Contributed Capital, Net (1)	Investments, at Cost(2)	Investments, at Fair Value(3)
Hospitality:
CHPH, LLC (“CHPH”)	October 2012	$7,916	$23,784	$31,900
Indian Bend Hotel Group, LLC (“IBHG”)	September 2014	4,226	11,412	15,300
44th & McDowell Hotel Group, LLC (“44th”)	May 2015	7,428	22,874	23,800
Tucson East, LLC (“Tucson East”)	May 2016	10,191	21,748	24,500
47th Street Phoenix Fund, LLC (“47th Street”)	October 2016	17,372	36,824	51,600
CH Ocotillo Inv Fund LLC (“CH Ocotillo”)	June 2018	5,263	12,224	13,600
Elliot 10 Fund, LLC (“Elliot 10”)	March 2017	4,632	17,839	11,300
SF Alaska, LP (“Salmon Falls”)	August 2015	5,667	11,787	8,300
Edgewater Hotel Group, LLC (“Edgewater”)	October 2015	1,620	2,997	2,000
TCC Hotel I, LLC (“TCC”)	September 2019	22,703	42,913	41,500
		87,018	204,402	223,800
Residential:
GC Square, LLC (“GC Square”)	September 2015	6,107	13,048	23,600
Circle Lofts, LLC (“Eclipse”)	November 2016	3,121	12,970	12,800
CDIF Sunrise, LLC (“Treehouse”)	April 2014	7,728	12,712	23,000
Caliber Residential Advantage Fund, LP (“CRAF”)	December 2015	8,033	3,359	4,835
Flagstaff at 4th, LLC (“Flagstaff”)	July 2018	226	3,308	5,100
Roosevelt III Holdco, LLC (“Roosevelt III”)	December 2018	20,874	15,536	14,300
		46,089	60,933	83,635
Commercial:
CRP Shea 1, LLC (“Cook and Craft”)	October 2019	500	500	500
AZ24HR Storage Kingman, LLC (“Kingman”)*	December 2016	-	-	-
1040 N VIP Blvd, LLC (“VIP”)	December 2015	1,925	2,099	2,500
1601 Athol Ave, LLC (“Athol”)	December 2015	707	1,300	2,240
Logan Airport Storage, LLC (“Logan”)	February 2016	150	1,833	2,725
CH Mesa Holdings, LLC (“Mesa”)	July 2017	3,234	3,909	4,867
DT Mesa Holdco, LLC (“DT Mesa”)	April 2019	11,558	11,833	19,000
J-25 Johnstown Holdings, LLC (“J-25“)	May 2017	8,052	12,772	27,800
Ridge II Holdco, LLC (“Ridge II”)	November 2019	7,352	9,842	9,700
Fiesta Tech Owners, LLC (“Fiesta Tech”)	March 2016	1,880	4,898	5,900
CBH 1 Phoenix Holdco LLC (“Behavioral Health”)	August 2019	6,474	23,552	30,200
		41,832	72,538	105,432
Caliber Owned ‘Brokerage’:
Caliber Auction Homes, LLC (“CAH”)	Various	-	1,852	3,333
Saddleback Ranch, LLC (“Saddleback”)	February 2015	-	1,695	3,500
		-	3,547	6,833

Total Assets Under Management		$174,939	$341,420	$419,700

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Our diversified segment is presented below. The funds included in this segment are invested in the assets included in the table above, and therefore are presented separately to avoid double counting.

		As of December 31, 2020
Fund Name	Fund Inception Date	Contributed Capital, Net(1)	Investments, at Cost(2)	Investments, at Fair Value(3)
Caliber Distressed Real Estate Income Fund: CDIF, LLC (“CDIF”)	May 2013	$32,758	$45,928	$83,181
Caliber Diversified Opportunity Fund II, LP (“CDOF II”)	January 2017	25,449	20,889	41,089
Caliber Fixed Income Fund II, LLC (“CFIF II”) (4)	April 2015	-	-	-
Caliber Fixed Income Fund III, LP (“CFIF III”)(5)	March 2018	36,445	35,137	35,656
Caliber Tax Advantaged Opportunity Zone Fund, LP (“CTAF”)	July 2018	71,695	62,614	105,806
		$166,347	$164,568	$265,732

(1)	Capital contributions since the inception of the fund, net of any redemptions (i.e. returns of original capital invested).

(2)	Carrying value of real estate and investments owned by the fund.

(3)	Estimated fair value of assets owned by the fund; estimated based on recent appraisals, discounted cash flow analysis, and other valuation techniques as deemed appropriate.
(4)	CFIF II reached its investment cap, was fully deployed, and was subsequently closed after its liquidation in 2019. Total capital contributed to the fund was $16.9 million and produced an annual return on investment of 10% on the contributed capital through its tenure.

(5)	The amounts presented for investments, at cost and investments, at fair value for CFIF III include long-term note receivables and preferred equity as the fund does not invest in common equity of real estate assets.

We focus our offerings on middle-market accredited investors. To meet our investors’ changing needs and demand for quality real asset opportunities, we manage investments in an increasingly wide range of funds across a line of complementary strategies. We have demonstrated an ability to consistently generate attractive and differentiated investment returns across these investment strategies and through various market environments. We believe the scope of our product offering, our expertise in various investment strategies and our proficiency in attracting and satisfying our investor base has enabled, and will continue to enable, us to increase our assets under management across each of our investment groups in a balanced manner. Our Open and Evergreen funds currently consist of the following:

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•	Caliber Tax Advantaged Opportunity Zone Fund, LP. Caliber Tax Advantaged Opportunity Zone Fund, LP, a Delaware limited partnership, or CTAF, was formed in August 2018. CTAF’s investment objective is to raise capital from investors who are looking to obtain federal income tax benefits from Sections 1400Z-1 and 1400Z-2 (the “Opportunity Zone Provisions”) of the Internal Revenue Code; and deploy that capital into growth-oriented investments within certain designated Opportunity Zones that have been identified by Treasury of the United States.
•	CH Ocotillo Inv Fund, LLC. The CH Ocotillo Inv Fund, LLC (“CH Ocotillo”), a Delaware limited liability company, was formed in June 2018. CH Ocotillo’s investment objective is to acquire, own, and operate a 106-guest room, full-service Holiday Inn branded hotel in Chandler, Arizona.
•	Caliber Fixed Income Fund III, LP. Caliber Fixed Income Fund III, LP (“CFIF III”), a Delaware limited partnership was formed in April 2018. CFIF III’s investment objective is to generate annual returns to investors of 8.25% – 9.25% and targets first and second position loans on real estate assets.
•	Elliot 10 Fund, LLC. The Elliot 10 Fund, LLC (“Elliot 10”), a Delaware limited liability company, was formed in September 2017. Elliott 10’s investment objective is to acquire, own, and operate a 169-guest room, full service Four Points by Sheraton branded hotel located in Phoenix, Arizona.
•	Caliber Diversified Opportunity Fund II, LP. Caliber Diversified Opportunity Fund II, LP (“CDOF II”), a Delaware limited partnership, was formed in June 2017. CDOF II’s investment objective is to acquire or originate a portfolio of commercial, multi-family, hospitality and self-storage real estate investments in primary, secondary and select tertiary markets.
•	Caliber Residential Advantage Fund, LP. Caliber Residential Advantage Fund, LP (“CRAF”), a Delaware limited partnership, was formed in August 2016. CRAF’s investment objective is to acquire a portfolio of residential real estate in primary, secondary and select tertiary markets.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Analysis” for a discussion of activities by segment for the year ended December 31, 2020.

Competition

The investment management industry is intensely competitive, and we expect it to remain so. We compete primarily on a regional, industry and asset basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services. With the recent changes in US regulations allowing for public solicitation of private securities (enacted 2013) and expansion of access to be considered an accredited investor (enacted 2020), Caliber also competes for capital against traditional investment options, such as stocks, bonds, and insurance, utilizing an education-based approach toward teaching investors about this newly available form of investing.

We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers and other parties. Many of these competitors in some of our businesses are substantially larger and have considerably greater financial, technical and marketing resources than are available to us. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment.

Lastly, institutional and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that our funds seek to exploit. Alternatively, these institutions typically require a minimum investment amount of $100m per deployment, which creates an opportunity for Caliber to act as an aggregator of larger portfolios for sale or for potential UPREIT transactions.

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Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the jurisdictions in which we operate relating to, among other things, anti-money laundering laws, and privacy laws with respect to client information, and some of our funds invest in businesses that operate in highly regulated industries. Each of the regulatory bodies with jurisdiction over us have regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. In addition, additional legislation, increasing regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules may directly affect our mode of operation and profitability.

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”). The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

Employees

As of December 31, 2020, we had 47 employees. None of our employees are currently covered by a collective bargaining agreement.

Legal Proceedings

On January 27, 2020, 6831614 Manitoba Ltd. (“Manitoba”), a prior consultant to the Company, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement. The complaint seeks damages in the amount of $10,905,575, but in no event less than $8,126,620, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A Common Stock, but in no event less than 1,625,324 shares. The complaint also seeks fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties.

On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA.

In March 2021, the Company successfully obtained dismissal of four of the six alleged claims brought by the prior consultant, including the claim against it for “treble damages”, as well as dismissal of four of the alleged respondent parties, and one of the claimant parties through arbitration, narrowing the parties to CaliberCos Inc. and Manitoba. None of the Company’s counterclaims have been dismissed.

The Company believes the remaining claims are without merit and intends to vigorously defend its position and pursue its counterclaims. The ultimate outcome of this legal matter cannot presently be determined. If all shares demanded further to the aforementioned complaint are ultimately issued to Manitoba, investors’ relative ownership interest will experience additional dilution.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this Annual Report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Unless otherwise indicated, latest results discussed below are as of December 31, 2020.

Overview

Caliber builds wealth for its investor clients by creating, managing, and servicing middle-market real estate investment funds, private syndications, and direct investments. Caliber believes that passive investment through structured offerings provides investors an optimal balance of risk-adjusted return, investment performance, and ease of ownership. By specifically matching middle-market investors, including high net worth individuals, registered investment advisers, and family offices, to middle-market real estate assets, including projects that range in value between $5 million - $50 million on a per project basis, Caliber serves a growing market with an attractive alternative to traditional investments.

While Caliber’s business model is, in essence, that of an alternative asset manager, our model is more robust as it offers a full suite of support services and a vertically integrated approach to real estate ownership. We have complemented traditional asset management functions with development, construction management, and in-house acquisitions expertise that we believe creates a competitive advantage for Caliber and our clients. We refer to this mix of services as Caliber’s Capital Deployment and Capital Management engines.

We serve Caliber’s Capital Deployment and Capital Management engines with a new approach to investor engagement with Caliber’s Capital Formation engine. This third engine deploys a mix of B2C sales to private clients, B2B sales to investment advisors, in-house client service, and internal marketing, PR, & government relations to allow Caliber to grow assets under management (AUM) consistently and, in some cases, counter-cyclically.

As compared to non-traded real estate investment trusts that are often sold through the traditional 3rd party broker-dealer channel and often come with high-cost structures for investors, we offer reduced product origination costs and fund-level fees. By eliminating many of the fees earned at the fund level, and sizing the remaining fees to cover Company overhead, Caliber aligns its profitability with that of its investors. We believe our approach allows us to drive down the cost burden that is borne by funds under a traditional asset management model, increase returns to investors of those funds, and generate long-term sustainable cash flows. Most importantly, we believe a direct and trusting relationship with our clients provides Caliber with the opportunity to, in a nimble manner, take advantage of market opportunities, while concurrently year after year, decade after decade, and generation after generation grow the Company’s AUM.

The Company’s operations are organized into seven reportable segments for management and financial reporting purposes, which are broadly separated in two categories: asset management (Fund Management, Development & Construction, and Real Estate Brokerage) and real estate operations (Hospitality, Residential, Commercial, and Diversified).

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Asset Management

Fund Management — Our fund management segment represents our sponsorship, capital formation, and asset management activities with respect to our 15 funds, which include discretionary, multi-asset funds, and single asset syndications, each of which has differing investment objectives, sizes, and growth opportunities. This segment also includes wholly owned Caliber Securities, LLC, the issuer dealer who raises capital exclusively for our funds. Within fund management, Caliber generates revenue from a carried interest, asset management fees (recurring), investment formation fees, capital formation fees, loan placement fees, and loan guarantee fees.

Development & Construction — Our development & construction segment provides horizontal development, vertical development, construction management, general contracting services on all of Caliber’s projects including ground up builds, remodels and repairs and maintenance. We select which service the segment will provide based upon our perception of how Caliber can gain a competitive advantage in developing or construction its own assets or, as the situation may dictate, how hiring a 3rd party company may better serve a specific asset. Caliber occasionally providers 3rd party construction services for assets it does not have an ownership interest in. In 2020, Caliber began shifting focus from general contracting services to construction management services, creating a drop in gross revenues from approximately $5.9 million to $1.9 million year over year and an improvement in operating margins of 31.6% to 37.0% on an adjusted basis. As the Company grows, Caliber’s management team perceives an attractive opportunity to combining our expertise in development and construction management with the size, scale, and specialization of 3rd party companies.

Real Estate Brokerage — Our real estate brokerage segment is involved in executing the buying and selling of all our fund assets. The segment does include some revenues from our property management services, which Caliber had begun to wind down in 2019 in favor of hiring 3rd party property managers as well as revenues from 3rd party brokerage services, a component of our revenue primary driven by the activities of our licensed employees, not the pursuit of 3rd party brokerage as a business opportunity. As of December 31, 2019 and 2018, our brokerage segment completed approximately $86 million and $79 million, respectively, relating to fund owned assets, generating approximately $1.7 million and $1.9 million, respectively, of brokerage fees. In March 2020, when the Pandemic was declared, Caliber management specifically chose to stop selling and acquiring assets, creating the resulting drop in revenue, until such time that management believed the market had normalized. We restarted activities in Q4 2020 and completed our first acquisitions and sales in Q1 2021.

Real Estate Operations

Hospitality — Our hospitality segment includes 10 hotels with operations in Phoenix, Scottsdale, Chandler and Tucson, Arizona and Ketchikan, Alaska. As of December 31, 2020 and 2019, our hospitality segment had approximately $224 million and $224 million, respectively, of assets under management.

Residential — Our residential segment includes our 8 multi-family assets, of which 4 multi-family assets were sold during the year ended December 31, 2019, and our single-family asset portfolio held in CRAF. As of December 31, 2020 and 2019, our residential segment had approximately $84 million and $76 million of assets under management.

Commercial — Our commercial segment includes retail and office space, land, a medical building and self-storage facilities. As of December 31, 2020 and 2019, our commercial segment had approximately $105 million and $88 million, respectively, of assets under management.

Diversified — Our diversified segment includes our diversified fund strategies (CDIF, CDOF II and CTAF), and our lending funds (CFIF II and CFIF III). As of December 31, 2020 and 2019, our diversified segment had approximately $266 million and $218 million, respectively of assets under management.

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Each segment works closely together and plays a critical role in supporting our investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of fund management strategies. We earn management fees pursuant to contractual arrangements with Caliber funds and allocate certain direct and indirect costs related to overhead and marketing. We also earn a performance-based fee from our funds which is typically in the form of a special residual allocation of income known as carried interest, but only to the extent that certain minimum investment results are achieved by the related fund. Under US GAAP, we are required to consolidate some of the investment funds that we manage. However, for segment reporting purposes, we present revenues and expenses on a basis that deconsolidates these funds and includes our other funds that are not consolidated.

Trends Affecting Our Business

Our business is driven by trends which effect the following:

1.)	Capital formation: any trend which increases or decreases investors’ knowledge of real estate alternative investments, desire to acquire them, access to acquire them, and knowledge and appreciation of Caliber as a potential provider, will affect our ability to form new capital. Capital formation also drives investment acquisition, which drives Caliber’s revenues.
2.)	Investment acquisition: any trend which increases or decreases the supply of middle-market real estate projects, the accessibility of developments or development incentives, or enhances or detracts from Caliber’s ability to access those projects will affect our ability to generate revenue. Coincidentally, investment acquisitions, or the rights to acquire an investment, drive excitement and capital formation – creating a flywheel effect for Caliber.
3.)	Project execution: any trend which increases or decreases the costs of execution on a real estate project, including materials pricing, labor pricing, access to materials, delays due to governmental action, and the general labor market, will affect Caliber’s ability to generate revenues.

The prevailing trend in 2020 effecting our business was the impact of the COVID-19 pandemic, which began having an effect in the first quarter of 2020, and which subsequently effected all three trends described above.

The novel strain of coronavirus, COVID-19, is believed to have been first identified in China in late 2019 and has spread globally. The rapid spread resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. These measures continue to impact all or portions of our workforce, operations, investors, suppliers and customers. We took steps to manage the effect of the pandemic on our corporate business and on the assets we manage which included; (i) suspending any unnecessary capital improvements, unless for fire, life and safety; (ii) reducing food and beverage operations in accordance with government regulations; (iii) furloughing any non-essential employees; (iv) participating in the Paycheck Protection Plan program and other Small Business Administration and other governmental relief programs; and (v) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirement, when applicable, for a 12 month period. As of Q2 2021, we are beginning to see what we perceive to be a recovery in our business, which has caused Caliber to return to a strategy to hire additional team members and secure new projects.

COVID-19 had an unprecedented impact on the hospitality industry. As the virus spread and governments implemented restrictions to contain it, we experienced a sharp decline in travel demand at our hotel properties. Virtually all our hotel investments remained open from the onset of the pandemic, however due to mandatory restrictions and voluntary shutdowns, self-quarantines or actual viral health issues, we experienced a substantial number of cancellations, and have experienced and continue to experience a reduction in bookings for hotel rooms.

In response we launched Operation Sleep Safe; a program we began at the outset of the pandemic whereby front-line workers were given rooms at one of our hotels to prevent infecting their families and loved ones. Through this program we were able to contribute over 2,000 room nights to front line workers at no charge to them. While we have seen improving demand in our hospitality portfolio and in our business overall, we expect any recovery to occur unevenly. Even after travel advisories and restrictions are modified or lifted, demand for hotels may remain weak for a significant length of time, which may be a function of continued concerns over safety, unwillingness to travel, and decreased consumer spending due to economic conditions, including job losses. We cannot predict if and when the demand for our hotel properties will return to pre-outbreak levels of occupancy and pricing.  In addition, if in the future there is a pandemic, epidemic or outbreak of another highly infectious or contagious disease or other health concern affecting states or regions in which we operate, we and our properties may be subject to similar risks and uncertainties as posed by COVID-19.

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The ultimate magnitude of COVID-19, including the extent of its overall impact on our financial and operational results cannot be reasonably estimated at this time and, as a result, present material uncertainty and risk with respect to us and the performance of our investments. The full extent of the impact and effects of COVID-19 will depend on future developments which are highly uncertain and cannot be predicted with confidence, including, among other factors, the duration, severity and spread of the outbreak and potential for its recurrence, continued emergence of new strains of COVID-19, the distribution and efficacy of vaccines, along with related travel advisories, quarantines and restrictions, the recovery time of the disrupted industries, the impact of labor market interruptions, the impact of government interventions, and uncertainty with respect to the duration of the slowdown in leisure and business travel. For example, a vaccine was identified in late 2020 and the first vaccine was administered in the United States on December 14, 2020. Since then, approximately 155 million doses have been administered in the United States of which approximately 4.0 million doses have been administered in Arizona. While we currently believe that this trend will continue and as a result the impact of the COVID-19 on our business and our assets will be reduced, there can be no assurance that this trend will continue for the foreseeable future. The overall impact will depend on the length of time that the pandemic continues, its effect on demand drivers for our investments, the extent to which it affects our ability to raise capital into our investment products, and the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing.

COVID-19 has had a significant impact on the performance of our investment assets, most notably in hospitality and to a lesser extent multi-family. Some of the effects that COVID-19 has had include, but are not limited to, restrictions on leisure and business travel, the financial health of our tenants and their ability to pay rent, and port closures and increased border controls or closures. These impacts could continue to limit the ability of our assets under management to generate positive cash flows and have a material adverse effect on our financial condition, cash flows and results of operations. There is no certainty that measures taken by government authorities or increasing vaccination rates will be sufficient to mitigate the risks posed by the virus, and our ability to perform critical functions could be harmed. In the near term, we anticipate that this will impact our ability to earn and collect carried interest on our respective asset’s operating cash flows; however, it is uncertain whether or not the impact of COVID-19 will have a prolonged or permanent impact on longer term asset valuations.

On March 27, 2020, The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act is an approximately $2 trillion emergency economic stimulus package enacted in response to the COVID-19 pandemic including the PPP. In April 2020, we were successful at obtaining PPP loans, through the CARES Act, for our real estate services division and each one of our individual hotel entities. The amounts of the PPP loans received by the Company and its consolidated entities totaled approximately $4.8 million.

According to the PPP terms, the potential loan forgiveness for all or a portion of the PPP loans is determined, subject to limitations, based on the use of loan proceeds over the 24-weeks after the loan proceeds are disbursed for payment of payroll costs and any payments of mortgage interest, rent, and utilities. The unforgiven portion of the PPP loan, if any, is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. We have used the proceeds from our PPP loans for purposes consistent with the PPP terms. To date we have received qualification for approximately $2.6 million of PPP loan forgiveness. While we currently believe that our use of the loan proceeds will meet the conditions for forgiveness there can be no assurance that forgiveness for any portion of the remaining PPP loans will be obtained.

On March 11, 2021, the American Rescue Plan Act of 2021 (the “Rescue Act”) was signed into law. The Rescue Act is an approximately $1.9 trillion economic stimulus package designed to speed up the United States’ recovery from the COVID -19 pandemic. This legislation specifically provides pandemic relief to specific areas of the economy and makes key changes to the PPP including the ability for business to apply for a second round of funding under the program. We have currently received an additional $4.2 million in second round PPP funding.

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On April 6, 2021 we received notice from the Small Business Administration (SBA) of an expansion of their EIDL loan program which would allow us to borrow approximately $1.4 million in additional loan proceeds to support our hotel assets with favorable loan terms. We have begun the process of applying for these funds however, we cannot predict if our applications will be approved and/or funded.

Regulations can impact capital formation, and, in December 2017, the President signed the Tax Cuts and Jobs Act (“TCJA”), providing a significant overhaul to the U.S. federal tax code. We expect the TCJA to be a net positive impact to the U.S. economy and in Caliber’s ability to form long term investor capital. In particular, Congress established the Qualified Opportunity Zone program (the “QOZ Program”), which provides preferential tax treatment to taxpayers who invest eligible capital gains into qualified opportunity funds (“QOFs”). The Caliber Tax Advantaged Opportunity Zone Fund, LP is a QOF that will invest its capital into qualified opportunity zones (“QOZs”) and take advantage of this program. Additionally, in the third quarter of 2020, the Securities Exchange Commission (SEC) released new regulations which expanded the definition of an accredited investor to include a wider range of potential households. We expect this expanded definition will create a net positive impact on our ability to form capital in the future.

Government spending may also impact our business, including spending for infrastructure. With Congress and the White House currently negotiating a multi-trillion-dollar infrastructure bill, it is reasonable to believe that, if passed, that bill may drive capital toward areas of interest for Caliber. Some items currently being monitored include affordable housing, healthcare spending, and traditional infrastructure such as roads and utilities.

Our success at raising new capital into our funds is impacted by the extent to which new investors see alternative assets as a viable option for capital appreciation and/or income generation. The stock market had an extremely volatile 2020. As evidenced by the Chicago Board of Exchange (“Cboe”) Volatility Index at December 31, 2019 the index was at 13.78. By March 16, 2020, as the pandemic first began, the index vaulted to 82.69 and has continued to oscillate through the rest of 2020. As the markets continue to demonstrate unpredictable trends, we believe the increasing appetite for stable real assets will be a continuing trend. Since our inception we have continued to successfully raise capital into our funds with our total capital raised through December 31, 2020 exceeding $400 million. In December 2020, we saw an increase of 815% in capital formation, as compared to the prior monthly average from March – November 2020, which we believe indicates a recovery toward more normal investor activity. We expect investor interest in alternative assets to continue to grow, with AUM in alternatives forecasted to grow from $10.4 trillion in 2020 to $17 trillion in 2025, as forecasted by Preqin.

Since our ability to raise new capital into our funds is dependent upon the availability and willingness of investors to direct their investment dollars into our products, our financial performance is sensitive in part to changes in overall economic conditions that affect investment behaviors. For example, the adverse effects of COVID-19 have resulted in an immediate and sharp slowdown in the U.S. economy which has created uncertainty in the global economic outlook. These factors could reduce the availability of investment dollars being allocated to alternative investments.

While we have had historical success, there can be no assurance that fundraising for our new and existing funds will experience similar success. Growth in our business depends, in large part, on our ability to raise capital from investors. If we were unable to raise such capital, we would be unable to collect management fees or deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

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We remain confident about our ability to find, identify, and source new investment opportunities that meet the requirements and return profile of our investment funds despite headwinds associated with increased asset valuations and competition. We continue to identify strategic acquisitions on off-market terms and anticipate that this trend will continue as we begin to branch outside of Arizona. We are at a point in our deal cycle where some of our funds have begun to exit significant parts of their portfolios while other are approaching a potential harvesting phase. We have complemented these cycles with other newer funds that will maintain management fees while providing continued sources of activity for our development and construction segment.

Beginning in the fourth quarter of 2020, Caliber experienced a renewed growth factor in access to potentially attractive opportunities. We perceive this growth is driven by three factors:

1.)	Improvements made within Caliber’s business operations during down-time partly caused by the COVID-19 pandemic which allowed Caliber to re-tool as well as attract new talent who have secured some of the new opportunities Caliber is working on.
2.)	Continued maturity of some of Caliber’s long-standing relationships with other deal makers and developers in the markets we operate in. These relationships, as they mature and deepen, tend to drive new off-market opportunities toward Caliber.
3.)	A reduction in competition – while we cannot quantify it at this time, it appears as if the disruption from COVID-19 has caused some of Caliber’s competitors to exit the business or pause operations, creating a window of opportunity for Caliber to secure new investments.

As of the second quarter of 2021, these trends appear to be persisting, although we cannot predict how long they will continue.

Acquiring new assets includes being able to negotiate favorable loans on both a short and long-term basis. We forecast and project our returns using assumptions about, among other things, the types of loans that we can expect the market to extend for a particular type of asset. This becomes more complex when the asset also requires construction financing. We may also need to refinance existing loans that are due to mature. Factors that affect these arrangements include the interest rate and economic environment, the estimated fair value of the real property, and the profitability of the asset’s historical operations. While we continue to see positive trends, it is uncertain at this time what effect the COVID-19 pandemic will have on our ability to obtain favorable financing on our new and existing assets. For example, the potential adverse effects of COVID-19 across the U.S. market may be underestimated. The actual effects are dependent on many factors that may be beyond the control of the authorities in the United States.

The potential adverse effects of any of these factors would likely result in greater economic uncertainty which would affect the credit and capital markets and might impact our access to capital resources at an affordable cost to meet our needs. These capital market conditions may affect the renewal or replacement of our credit agreements, some of which have maturity dates occurring within the next 12 months. The Company’s liquidity may be negatively impacted if leisure and business travel do not resume normal activities and the Company may be required to pursue additional sources of financing to meet its financial obligations. Obtaining such financing is not guaranteed and is largely dependent on market conditions and other factors.

Alternatively, these adverse effects may disproportionately affect real estate investors based upon the specific composition of their portfolios – including the location of their assets, types of assets, stage of the asset prior to COVID-19, debt balance, and related factors. As Caliber is an experienced investor in distressed properties, including expertise in the process of acquiring foreclosure properties, bankrupt properties, and non-performing notes, these adverse effects may, counter-intuitively create more opportunity than adversity for Caliber. A robust market for distressed assets, similar to that following the 2008 Financial Crisis, has not yet formed, and we are unable to predict if one will form.

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The demand from investors is dependent upon the type of asset, the type of return it will generate (current cash flow, long term capital gains, or both) and the actual return earned by our fund investors relative to other comparable or substitute products. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect an investor’s ability and desire to invest in real estate. For example, a significant interest rate increase could cause a projected rate of return to be insufficient after considering other risk exposures. Additionally, if weakness in the economy emerges and actual or expected default rates increase, investors in our funds may delay or reduce their investments. Alternatively, increases in actual inflation or perceived inflation generally drive investors toward income producing real estate with fixed-rate debt attached, which Caliber provides in an accessible format. We believe our approach to investing and the capabilities that Caliber manages throughout the deal cycle will continue to offer an attractive value proposition to investors.

Key Financial Measures and Indicators

Our key financial measures are discussed in the following pages. Additional information regarding these key financial measures and our other significant accounting policies can be found in Note 2 to the consolidated financial statements included herein.

Total Revenue

We generate the majority of our revenue from (i) fund management income, (ii) development & construction income, (iii) brokerage income, (iv) hospitality income, (v) real estate sales, and (vi) rental income.

Total Expenses

Total expenses include cost of sales associated with each of hospitality, construction, real estate, and brokerage, operating costs, general and administrative, marketing and advertising, franchise fees, management fees, and depreciation.

Other (Income) Expenses

Other (income) expenses include interest expense, interest income and carried interest.

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Non-GAAP Measures

We present assets under management (“AUM”), EBITDA, and Adjusted EBITDA, which are not recognized financial measures under accounting principles generally accepted in the United States of America (“GAAP”), as supplemental disclosures because we regularly review these metrics to evaluate our funds, measure our performance, identify trends, formulate financial projections and make strategic decisions.

Assets Under Management.   AUM refers to the assets we manage or sponsor. We monitor three types of AUM:

(i)	Capital AUM — This is the total debt and equity capital raised from accredited investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution. Our asset management fees are based on a percentage of capital raised so we monitor Capital AUM to understand and predict our earnings. We earn asset management fees on the equity capital raised into our funds, and do not earn fees on debt capital or any capital raised directly in Caliber. We also earn income from capital formed and, therefore, both the potential growth of Capital AUM and the recycling of Capital AUM is monitored.

(ii)	Fair Value (“FV”) AUM — This is the aggregate fair value of the real estate assets we manage or advise. We value our operating assets annually to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into our carried interest. We also utilize Fair Value AUM to predict the percentage of our portfolio which may need development & construction services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted.

(iii)	Book Value (“BV”) AUM — This is the aggregate carrying value of the real estate assets we manage or advise at any point in time.

EBITDA.   EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization.

Adjusted EBITDA.   Adjusted EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization, impairment expense, loss on extinguishment of debt, severance payments, founder’s income tax reimbursement, and costs associated with the vesting of our Employee Stock Option Plan (“ESOP”) and certain cash and non-cash charges relates to legal and accounting costs associated with getting the Company prepared for filing its Reg A+ offering circular. We believe this view of Adjusted EBITDA offers a normalized view of the Company’s operating performance.

Although we believe we are utilizing generally accepted methodologies for our calculation of Capital AUM and FV AUM, it may differ from our competitors, thereby making these metrics non-comparable to our competitors.

When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. We generally use these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. We believe that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly identified measures of other companies.

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EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for our discretionary use because they do not consider certain cash requirements such as tax and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

Results of Operations

Comparison of Years Ended December 31, 2020 and 2019

The following table and discussion provide insight into our consolidated results of operations for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Total revenues	$37,940	$77,868	$(39,928)	(51.28%)
Total expenses	55,044	72,768	(17,724)	(24.36%)
Gain on the disposition of real estate	(122)	(10,444)	10,322	(98.83%)
Other (income) expenses, net	382	(1,125)	1,507	(133.96%)
Interest income	(148)	(27)	(121)	448.15%
Interest expense	8,329	10,752	(2,423)	(22.54%)
Net Income (Loss) Before Income Taxes	(25,545)	5,944	(31,489)	(529.76%)
Provision for (benefit from) income taxes	-	-	-	-%
Net Income (Loss)	(25,545)	5,944	(31,489)	(529.76%)
Net loss attributable to noncontrolling interests	(20,099)	524	(20,623)	(3,935.69%)
Net Income (Loss) Attributable to CaliberCos Inc.	$(5,446)	$6,467	$(11,913)	(184.21%)

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For the years ended December 31, 2020 and 2019, total revenue was $37.9 million and $77.9 million, respectively, representing a year-over-year decrease of approximately $39.9 million or 51.28%. This decrease was primarily due to the impact of the pandemic on our hotel segment which resulted in a reduction of $29.4 million or 44.8% reduction in occupancy in 2020. In addition, we experienced a reduction in rental income and brokerage revenues was a result of the 2019 sale of our Palms apartment portfolio. Finally, our revenues were also impacted by the Company’s decision to halt acquisitions, asset sales, capital formation activities, and certain development & construction projects. During the disruption caused by COVID-19 in 2020, management believed it prudent to pause activities until we could get a clear view of the future in a post COVID-19 world.

Many of the activities which management paused on, including marketing for capital, acquisitions, dispositions, and development projects, and construction projects resumed in Q4-2020. With a vaccine forecasted for delivery in the fourth quarter, and with approximately six months of information on the effects of COVID-19 on real estate investments, Caliber’s management team saw opportunity to re-enter the market for capital and assets and capitalize on discounts we perceived existed for new investments.

For the years ended December 31, 2020 and 2019, total expenses were $55.0 million and $72.8 million, respectively, representing a year-over-year decrease of $17.7 million or 24.36%. This decrease was largely due to our decision to manage the pandemic caused slowdown in our core operations and our hospitality portfolio. During the disruption caused by COVID-19 in 2020, management believed it prudent to pause activities until we could get a clear view of the future in a post COVID-19 world. Hotel operations were restricted to essential staff, while food and sundry services were temporarily eliminated.

For the year ended December 31, 2019, gain on the disposition of real estate was $10.4 million, which was a result of the sale of four apartment buildings. There were no dispositions for the year ended December 31, 2020 as a result of management’s decision to withdraw from the market for the majority of 2020.

For the years ended December 31, 2020 and 2019, interest expense was $8.3 million and $10.8 million, respectively, representing a year-over-year change of $2.4 million or 22.54%. The decrease was primarily a result of the forgiveness of our $1.4 million payroll protection program loan and the active management of our cost of capital across the organization that reduced interest expense through the repayment of high interest rate debt and successfully refinancing existing facilities at lower rates of interest. The Company’s corporate debt reduction program has occurred over multiple years and management intends to continue this trend.

Segment Analysis

The following discussion is specific to our various segments for the periods presented. Our segment information is presented in a format consistent with the information senior management uses to make operating decisions, assess performance and allocate resources.

For the year ended December 31, 2020, the Company reclassified certain business activities which were previously reported under the Property Management segment into the Real Estate Brokerage segment. These activities included the Company’s property management services provided to our funds and third-party property owners. The reclassification reflects a change in business strategy to wind-down property management services while growing and enhancing asset management services.

For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated US GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund. Furthermore, segment expenses are also different than those presented on a consolidated US GAAP basis due to the exclusion of fund expenses that are paid by the consolidated funds.

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Comparison of Years Ended December 31, 2020 and 2019

Fund Management

The following table presents our results of operations for our Fund Management segment:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenues
Fund management	$7,016	$9,313	$(2,297)	(24.66%	)
Total revenues	7,016	9,313	(2,297)	(24.66%	)
Expenses
Operating costs	7,105	6,944	161	2.32%
General and administrative	2,796	1,692	1,104	65.25%
Marketing and advertising	1,012	404	608	150.50%
Depreciation	39	53	(14)	(26.42%	)
Total expenses	10,952	9,094	1,858	20.43%
Other income, net	(24)	(4,777)	(4,753)	(99.50%	)
Interest income	(7)	(9)	(2)	(22.22%	)
Interest expense	(639)	809	(1,448)	(178.99%	)
Net Income (Loss)	$(3,266)	$4,196	$(7,462)	(177.84%	)

For the years ended December 31, 2020 and 2019, fund management revenues were $7.0 million and $9.3 million respectively, representing a year-over-year decrease of $2.3 million or 24.7%. The decrease in revenues was a result of a reduction in our ability to raise capital into our managed funds caused by the COVID pandemic. In 2019 we raised approximately $66.1 million of new capital (net of redemptions) into our funds. We were limited to raising approximately $21.7 million in 2020. The decrease in fund management revenues was driven by a large decrease in capital formation fees and associated operating costs with capital formation. These asset management fees generally recur year over year and are calculated on growth in Capital AUM. As Capital AUM grew from approximately $204.8 million at December 31, 2019 to $226.5 million at December 31, 2020, so did associated asset management fees. Fund management revenues also saw a decrease partly due to a decrease in loan placement fees from approximately $0.5 million at December 31, 2019 to approximately $0.2 million at December 31, 2020, which were driven by a decrease in acquisition activities as well as disruption in the debt markets due to COVID-19.

For the years ended December 31, 2020 and 2019, general and administrative expenses were $2.8 million and $1.7 million, respectively, representing a year-over-year increase of $1.1 million or 65.25%. This increase was primarily due to an increase in professional fees as management completed the Company’s Reg A listing and began working with investment banks to work on listing the Company on a National Exchange.

For the years ended December 31, 2020 and 2019, marketing and advertising expenses were approximately $1.0 million and $0.4 million, respectively, representing a year-over-year increase of $0.6 million or 150.50%. This increase was primarily due to an increase in our digital and brand awareness campaigns associated with the Company’s Reg A+ capital marketing campaign, which closed on February 26th, 2021, having raised approximately $11 million in sales of Series B Caliber preferred stock. We do not expect this increased cost to reoccur following the close of the Reg A+ offering.

For the years ended December 31, 2020 and 2019, other income, net was $0.02 million and $4.8 million, respectively, representing a year-over-year decrease of $4.8 million. The decrease was largely due to a reduction in our carried interest income. Our 2019 profit share was generated by the sale of four apartment buildings that were completed during 2019. In 2020, we did not harvest carried interest in assets in favor of avoiding any sales into what we perceived to be a highly disrupted market.

For the years ended December 31, 2020 and 2019, interest expense was $(0.6) million and $0.8 million, respectively. In 2020, we received approval from the Small Business Administration for full forgiveness of our Payroll Protection Program loan totaling $1.4 million.

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Development and Construction

The following table presents our results of operations for our Development and Construction segment:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenues
Development and construction	$4.434	$7,484	$(3,050)	(40.73%)
Other	-	3	(3)	(100%)
Total revenues	4,434	7,487	(3,053)	(40.78%)
Expenses
Cost of sales – development and construction	3,494	5,042	(1,548)	(30.70%)
Operating costs	1,047	983	64	6.51%
General and administrative	65	130	(65)	(50.00%)
Marketing and advertising	55	16	39	243.75%
Total expenses	4,661	6,172	(1,511)	(24.48%)
Net Income (Loss)	$(228)	$1,315	$(1,543)	(117.34%)

For the years ended December 31, 2020 and 2019, development and construction revenues were $4.4 million and $7.5 million, respectively, representing a decrease year-over-year of $3.1 million or 40.7%. The performance of our development and construction segment is impacted by the timing of our asset level projects, many of which were delayed in 2020 by the effects of the pandemic when job sites had to be shut down to comply with local stay at home ordinances and capital formation slowed.

Additionally, the change in revenues reflects our embrace of a shift in business strategy toward a construction management (“CM”) model as opposed to general contracting (“GC”). With CM, we expect to earn lower total revenues while generating more attractive and sustainable profits and avoiding the liability and associated insurance and operating costs of GC work. We also expect to enhance investment performance by hiring third-party GC candidates with a specialty focus on each area of construction we are engaged in.

Cost of sales decreased due to the reduction in revenues over the same period. However, we also experienced some margin compression on our existing jobs due to the effects of the pandemic where overseas goods and raw materials were delayed which caused inefficiencies in our job execution and where labor costs increased to comply with COVID-related requirements for social distancing and personal protective equipment.

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Real Estate Brokerage

The following table presents our results of operations for our Real Estate Brokerage segment:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenues
Real estate sales	$-	$2,219	$(2,219)	(100.00%)
Rental income	63	76	(13)	(17.11%)
Brokerage	684	1,962	(1,316)	(67.07%)
Other	-	39	(39)	(100.00%)
Total revenues	747	4,296	(3,549)	(82.61%)

Expenses
Cost of sales - real estate	-	1,417	(1,417)	(100.00%)
Cost of sales - brokerage	450	908	(458)	(50.44%)
Operating costs	186	312	(126)	(40.38%)
General and administrative	3	74	(71)	(95.95%)
Marketing and advertising	18	15	3	20.00%
Depreciation	110	123	(13)	(10.57%)
Total expenses	767	2,849	(2,082)	(73.08%)
Other (income) expenses, net	-	(85)	85	(100.00%)
Interest income	-	(1)	1	(100.00%)
Interest expense	202	485	(283)	(58.35%)
Net Income (Loss)	$(222)	$1,048	$(1,270)	(121.18%)

The performance of our real estate brokerage segment and in particular, our real estate sales and cost of sales -real estate were impacted by the pandemic. Virtually all commercial, hospitality, multi-family and industrial real estate transactions which were not completed prior to March 2020, were put on hold for the remainder of the year as stay at home orders and social restrictions took effect. Single family home transactions paused for approximately two months but remained largely consistent year over year.

Hospitality

The following table presents our results of operations for our Hospitality segment:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenues
Hospitality	$29,413	$58,766	$(29,353)	(49.95%)
Total revenues	29,413	58,766	(29,353)	(49.95%)
Expenses
Cost of sales - hospitality	13,166	22,211	(9,045)	(40.72%)
Operating costs	11,859	11,512	347	3.01%
General and administrative	2,933	3,799	(866)	(22.80%)
Marketing and advertising	2,691	4,443	(1,752)	(39.43%)
Franchise fees	2,067	4,151	(2,084)	(50.20%)
Management fees	3,051	4,585	(1,534)	(33.46%)
Depreciation	7,508	7,847	(339)	(4.32%)
Total expenses	43,275	58,548	(15,273)	(26.09%)

Other expenses, net	499	897	(398)	(44.37%)
Interest income	(15)	(44)	29	(65.91%)
Interest expense	9,843	9,109	734	8.06%
Net Loss	$(24,189)	$(9,744)	$(14,445)	(148.25%)

The performance of our hospitality segment was directly impacted by the global pandemic. Through the first two months of 2020, our occupancy was approximately 87.1% which was 2% higher than the same period in 2019. Once the stay-at-home orders and quarantine restrictions went into effect, our occupancy for Q2 and Q3 dropped to 30.7% portfolio wide. We experienced a modest recovery in Q4-2020 finishing the year with an annual occupancy of approximately 42.6%.

For the years ended December 31, 2020 and 2019 total expenses were $43.3 million and $58.5 million, respectively representing a decrease year over year of $15.3 million or 26.1%. This decrease was in response to the pandemic, where we scaled back spending in all areas of operations and manageable expenses including capital improvements.

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Residential

The following table presents our results of operations for our Residential segment:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenues
Rental income	$4,618	$8,209	$(3,591)	(43.74)%
Property management	28	45	(17)	(37.77)%
Other	-	38	(38)	(100.00)%
Total revenues	4,646	8,292	(3,646)	(43.97)%
Expenses
Operating costs	1,971	4,160	(2,189)	(52.62)%
General and administrative	276	867	(591)	(68.17)%
Marketing and advertising	124	219	(95)	(43.38)%
Management fees	1,310	942	368	39.07%
Depreciation	1,962	2,197	(235)	(10.70)%
Total expenses	5,643	8,385	(2,742)	(32.70)%

Gain on the disposition of real estate	(122)	(17,530)	17,408	(99.30)%
Other expenses, net	(16)	144	(160)	(111.11)%
Interest income	(789)	(503)	(286)	56.59%
Interest expense	2,436	2,102	334	15.89%
Net Income (Loss)	$(2,506)	$15,694	$(18,200)	(115.97)%

The performance of our residential segment for the years ended December 31, 2020 and 2019 was impacted by the sale of our South Mountain Square and Palms Apartments in 2019. In general, our remaining residential assets saw little disruption due to COVID-19 and posted modest year over year gains in net income.

Commercial

The following table presents our results of operations for our Commercial segment:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenues
Rental income	$1,057	$999	$58	5.81%
Total revenues	1,057	999	58	5.81%
Expenses
Operating costs	659	566	93	16.43%
General and administrative	184	362	(178)	(49.17%	)
Marketing and advertising	8	84	(76)	(90.48%	)
Management fees	731	267	464	173.78%
Depreciation	563	358	205	57.26%
Total expenses	2,145	1,637	508	31.03%

Gain on the disposition of real estate	(1,182)	(402)	(780)	194.03%
Other (income) expenses, net	(220)	(1)	(219)	219.00%
Interest income	(201)	(18)	(183)	1,016.67%
Interest expense	1,397	1,893	(496)	(26.20%	)
Net Loss	$(882)	$(2,110)	$1,228	(58.20%	)

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For the years ended December 31, 2020 and 2019, gain on the disposition of real estate was $1.2 million and $0.4 million, respectively, representing an increase year-over-year of $0.8 million or 194.03%. The increase was driven by the sale of our Kingman self-storage facility in December 2020 and the sale of certain buildings from our CH Mesa investment into our Opportunity Zone Fund in the second quarter 2020.

For the years ended December 31, 2020 and 2019, interest expense was $1.4 million and $1.9 million, respectively, representing a decrease year-over-year of $0.5 million or 26.2%. The decrease was primarily driven by a reduction in our related party notes payable balances of approximately $4.0 million over the same period. We offset that decrease by adding an additional $1.9 million note in November 2020.

Diversified

The following table presents our results of operations for our Diversified segment:

	Years Ended December 31,
	2020	2019	$ Change	% Change
Expenses
Operating costs	$83	$29	$54	186.21%
General and administrative	609	730	(121)	(16.58%	)
Marketing and advertising	546	1,375	(829)	(60.29%	)
Management fees	1,740	2,147	(407)	(18.96%	)
Total expenses	2,978	4,281	(1,303)	(30.44%	)

Loss on the disposition of real estate	-	34	(34)	(100.00%	)
Other income, net	(268)	(2,443)	2,175	(89.03%	)
Interest income	(4,031)	(2,544)	(1,487)	58.45%
Interest expense	1,085	1,069	16	1.50%
Net Income (Loss)	$236	$(397)	$633	(159.45%	)

Interest income increased by approximately $1.5 million during the year ended December 31, 2020 as compared to 2019. The change from the prior period is attributed to the continuing growth of our lending fund, CFIFIII, which has raised approximately $30.1 million through December 31, 2020 and increased its lending portfolio from approximately $27.9 million at December 31, 2019 to approximately $37.1 million at December 31, 2020.

We earned income from investments of $2.4 million for the year ended December 31, 2019 which were collected from assets in our hotel portfolio and our Palms apartments. For the year ended December 31, 2020, we did not receive any distributions from our hotel portfolio due to the pandemic and our Palms apartments were sold at the end of 2019.

Investment Valuations

The investments that are held by our funds are generally considered to be illiquid and have no readily ascertainable market value. We value these investments based on our estimate of their fair value as of the date of determination. We estimate the fair value of our fund’s investments based on a number of inputs built within forecasting models which are either developed by a third party or by our internal finance team. The models generally rely on discounted cash flow analysis and other techniques and may include independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amounts of cash flows, income and expenses for the property, the appropriateness of discount rates used, overall capitalization rate, and, in some cases, the ability to execute, estimated proceeds and timing of expected sales and financings. The majority of our assets utilize the income approach to value the property. Where appropriate, management may obtain additional supporting evidence of values from methods generally utilized in the real estate investment industry, such as appraisal reports and broker price opinion (“BPO”) reports.

In 2020, the Company engaged BDO, an independent accounting firm, to complete a valuation model and assess the Company’s internal valuation forecasting tools. Utilizing the model created by BDO and updated the Company’s forecasts, management determined the Fair Value AUM for its assets. Caliber believes this new engagement with BDO will offer a recurring, reliable valuation methodology going forward.

As discussed elsewhere in this document, we have experienced adverse effects related to COVID-19 on our assets. It is unclear whether the effects of COVID-19 will have a lasting and prolonged effect on asset values over the long term.

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With respect to the underlying factors that led to the change in fair value in the current year, we identify assets that are undervalued and/or underperforming at the time of acquisition. Such assets generally undergo some form of repositioning soon after our acquisition in order to help drive increased appreciation and operating performance. Once the repositioning is complete, we focus on increasing the asset’s net operating income, thereby further increasing the value of the asset. Making below-market acquisitions, adding value through development activities, and increasing free cash flow with proper management all represent a material component to our core business model. Despite those efforts, the impacts of COVID-19 have appeared in the values of our assets. While we believe that COVID-19 will not have a permanent effect on the long-term value of our assets, there can be no assurance that such outcome will occur.

A unique feature of Caliber’s funds is the discretion given to Caliber’s management team to decide when to sell assets and when to hold them. We believe this discretion allows Caliber to avoid selling properties that, while their business plan may have matured, the market will not pay an attractive price in the current environment. Avoiding selling at a time of disruption, such as all of 2020, is critical to preserving the value of our assets, our carried interest, our ongoing revenues, and our clients’ capital. We believe the disruption caused by COVID-19 may negatively affect our competitors, who may have a more traditional model with fixed, required, liquidation dates, which in turn may offer Caliber attractive investment opportunities. While this is managements expectation, there can be no assurance these outcomes will occur.

Assets Under Management

The following tables presents Capital AUM and FV AUM by segment as of December 31, 2020 and 2019:

Capital AUM

	December 31,
	2020	2019
Hospitality	$40,687	$41,117
Residential	12,706	13,592
Commercial	8,017	6,045
Diversified	165,076	144,001
Total	$226,486	$204,755

FV AUM

	December 31,
	2020	2019
Hospitality	$223,800	$224,400
Residential	83,635	75,808
Commercial	105,432	87,908
Brokerage	6,833	7,700
Total	$419,700	$395,816

The tables below illustrate the annual activity on the portfolio investments of our funds. See “— Segment Analysis’ above for a detailed discussion by segment of the activity affecting total FV AUM for each of the periods presented.

Capital AUM

	December 31,
	2020	2019
Beginning of year	$204,755	$138,662
Originations	31,903	82,042
Redemptions	(10,172)	(15,949)
End of year	$226,486	$204,755

FV AUM

	December 31,
	2020	2019
Beginning of year	$395,816	$374,557
Assets acquired	9,854	6,677
Construction/renovation	41,682	40,460
Market appreciation/depreciation, net	(26,560)	12,687
Assets sold	(1,092)	(38,565)
End of year	$419,700	$395,816

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EBITDA and Adjusted EBITDA

The following table presents a reconciliation of net (income) loss to EBITDA and Adjusted EBITDA for the periods presented:

	Years Ended December 31,
	2020	2019
Net Income (Loss) Attributable to CaliberCos Inc.	$(5,446)	$6,467
(1) Add:
Interest expense	735	1,294
Depreciation expense	110	176
EBITDA	(4,601)	7,937
(1) Add:
Share buy back	291	269
ESOP	-	474
Form 1-A costs	878	1,276
Adjusted EBITDA	$(3,432)	$9,956

(1) Includes only those amounts attributable to CaliberCos Inc.

We may experience ongoing losses in our business due to the lifecycle of the assets we hold. Our investment strategy often identifies distressed and opportunistic assets which often times, require some level of redeveloping or repositioning projects. In order to complete these projects timely, it is often necessary to cease operations which has a negative impact on short term profitability and cash flows. Once the projects are completed, management resumes operations.

The chart below summarizes our assets under development/redevelopment that were completed during the years ended December 31, 2020 and 2019:

Entity/ Fund	Property	Total Construction Cost	Construction Start Date	Construction Completion Date	2020 EBITDA
Circle Lofts, LLC	Eclipse	9,200	January 2017	July 2019	(46)
CBH1 Phoenix Holdco, LLC	Behavioral Health Hospital	10,000	July 2019	October 2020	(34)
Roosevelt III Holdco, LLC	The Roosevelt Townhomes (Phase I)	5,479	June 2017	June 2020	(577)

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The chart below summarizes our assets currently under development/redevelopment for which there are no revenue generating activities during the year ended December 31, 2020:

Entity/ Fund	Property	Total Construction Cost	Construction Start Date	Construction Completion Date
J25 Land Holdings, LLC	Johnstown, Colorado Mixed Use	$44,000	July 2019	December 2021
TCC Hotel I, LLC	TCC Doubletree by Hilton Hotel	42,000	May 2019	March 2021
Roosevelt III Holdco, LLC	The Roosevelt Townhomes (Phase II)	8,869	October 2020	December 2021
Roosevelt III Holdco, LLC	The Roosevelt Townhomes (Phase III)	3,064	October 2020	June 2021

The chart below summarizes committed development/redevelopment projects of the Company as of December 31, 2020:

Entity/ Fund	Property	Total Construction Cost	Construction Start Date	Construction Completion Date
DT Mesa Holdco, LLC	Launch Pad Tenant Improvement	$2,500	August 2020	April 2022
Ridge II Holdco, LLC	North Ridge Mixed Use Project	6,500	November 2020	March 2022
CHPH, LLC	Avid Hotel	10,925	September 2019	December 2022
Pima Center Fundco, LLC	Rancho Solano Private School BTS	10,600	June 2021	July 2022

Liquidity and Capital Resources

As described elsewhere in this Report, the COVID-19 pandemic has recently had far-reaching adverse impacts on the near-term availability of access to capital markets and debt. For a discussion of remedial measures and other key trends and uncertainties that have affected our business, see “Trends Affecting Our Business”.

In addition, see Note 1 – Organization, Basis of Presentation and Liquidity in our accompanying consolidated financial statements for a discussion on the Company’s five separate real estate loans outstanding, with outside lenders, totaling $91.7 million as of December 31, 2020 that have various maturity dates within the twelve-month period subsequent to the date our financial statements were issued.

Each of our funds and the related assets that are acquired or own equity interest in those funds are established as separate legal entities with limited liability. Therefore, the cash flows generated by these entities, whether through operations or financing, are unavailable for general corporate purposes.

We have historically financed our operations primarily through a combination of operating cash flows, private offerings of our equity securities, and secured and unsecured debt.

We hold our excess unrestricted cash in bank accounts with several high-quality financial institutions. We believe that our current capital position is sufficient to meet our current liquidity needs for at least the next 12 months, however, there can be no assurance that our current capital position will meet our liquidity needs for such period.

Equity Financings

Since inception through December 31, 2020, we have raised approximately $22.2 million from the sale of common and convertible preferred stock to third parties and management. The funds received from the issuance of our stock sales have been used for operating expenditures and refinancing our higher interest debt.

As of December 31, 2020, we raised a total of $3.4 million in our Reg A+ online public stock offering and we subsequently closed that offering on February 26, 2021 with a total capital raise of $11.0 million. This offering of stock valued Caliber’s equity, on a post-money basis, of $142 million at the time of the offering’s close. Considering the outstanding shares of 32.7 million shares at the time of the offering close, this equates to an implied price per share of $4.34 on a fully diluted basis. There is currently no liquid market for our common stock.

Unsecured Corporate Debt

As of December 31, 2020, we have issued and outstanding $5,940,144 of unsecured promissory notes with outstanding principal balances ranging from $1,250 to $900,000, and interest rates ranging from 8.25% to 15 .00% and maturity dates ranging from January 2021 to December 2021. This outstanding debt resulted in $768,370 in interest expense for the year ended December 31, 2020.

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Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant estimates and judgements used in the preparation of our consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements are prepared on an accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of us, our wholly owned and majority-owned subsidiaries, and the consolidated entities that are considered to be a variable interest entity (“VIE”), of which the Company is determined to be the primary beneficiary.

Consolidation

The accompanying consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include VIEs where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All significant intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary.

We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement.

We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. We determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition. We determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition.

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If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Codification (“ASC”), Revenue from Contracts with Customers (“Topic 606”). Topic 606 provides comprehensive guidance for recognizing revenue from contracts with customers. Revenue is recognized when the entity transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when the entity satisfies a performance obligation. Topic 606 also requires additional disclosure regarding the nature and timing of the Company’s revenue transactions, as well as new quantitative and qualitative disclosures, including the disaggregation of revenues and descriptions of performance obligations. The amendments in Topic 606 are effective for the Company for its fiscal year beginning after December 31, 2018.

On January 1, 2019 (the effective date), the Company adopted Topic 606 using the modified retrospective method, applying the guidance to contracts with customers that were not substantially complete as of January 1, 2019. The Company did not make any policy elections affecting the measurement and recognition of revenue. We have identified all of our revenue streams and have concluded that our revenues primarily consist of hospitality, development and construction, real estate sales, rental income and fund management as noted in detail below.

The results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported with the Company’s historic accounting under ASC 605. For contracts which were modified before the adoption date, the Company has not restated the contract for those modifications. Instead, the Company reflected the aggregate effect of all modifications when identifying the satisfied and unsatisfied performance obligations, determining the transaction price and allocating the transaction price, if necessary. The cumulative effect of initially applying Topic 606 would be applied as an adjustment to the opening balance of retaining earnings. The Company has analyzed the effect and found the adoption of Topic 606 did not have a material impact on its financial statements and its recognition is consistent with the historical accounting policies. Rental income for leasing activities is accounted for in accordance with other applicable GAAP.

Hospitality

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

We have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, we are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. We generally satisfy the performance obligations over time, and we recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and we have rendered the services.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the Company received in exchange for those services, which is generally when payment is tendered at the time of sale.

The Company receives deposits for events and rooms. Such deposits are deferred and included in Other liabilities on the accompanying consolidated balance sheets. The deposits are credited to income when the specific event takes place.

Development and Construction

The Company provides construction related services to affiliates and third parties, which include the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services. In addition, the Company provides development services for ground-up development and repositioning of real estate assets.

These contract revenues are primarily derived from fixed price construction contracts. The Company has determined that these fixed-price construction projects provide a distinct service and, therefore, qualify as one performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. Revenue is recognized over time, because of the continuous transfer of control to the customer as work is performed at the customer’s site and, therefore, the customer controls the asset as it is being constructed. The cost-to-cost measure of progress continues to best depict the transfer of control of assets to the customer, which occurs as costs are incurred.

Revenues from time-and-material contracts are billed to customers as work is performed. The Company determined that time and material contracts cover a single performance obligation, with transfer of control continuously as the customer simultaneously receives and consumes the benefits. Therefore, revenue for time and material contracts is considered to be recognized over time.

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Cost of revenues earned include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. The cost of uninstalled materials or equipment are generally excluded from the recognition of gross profit as such costs are not considered to be a measure of progress. Costs to mobilize equipment and labor to a job site prior to substantive work beginning are capitalized as incurred and amortized over the expected duration of the contract. As of December 31, 2020 and 2019, the Company had no capitalized mobilization costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Certain construction contracts include retention provisions which ensure that the Company will provide complete services to customers which are in accordance with the terms of the related contract and, therefore, are not considered financing. The balances billed but not paid by customers pursuant to these provisions generally become due upon completion and acceptance of the project by the customer. The Company has determined that there are no financing components included in construction contracts as of December 31, 2020 and 2019.

Contract Assets and Liabilities

The timing of revenue recognition, billings, and cash collections results in billed contracts receivable, retainage receivable, and costs and estimated earnings in excess of billings on uncompleted contracts (contract assets) on the accompanying balance sheets. The contract asset, “Costs in excess of billings” represents revenues recognized in excess of amounts billed. The contract liability, “Billings in excess of costs”, represents billings in excess of revenues recognized. See Note 5 – Prepaid and Other Assets and Note 8 – Other Liabilities for information on contract assets and contract liabilities from contracts with customers as of December 31, 2020 and 2019.

Contract Estimates

Accounting for long-term contracts involves the use of techniques to estimate total contract revenues and costs. Total contract revenues for contracts may include variable considerations, which include approved change orders, claims, and other contract provisions. The Company includes variable consideration in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue will not occur or when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in total contract revenues are based on an assessment of the anticipated performance in addition to all information (historic, current and forecasted) that is reasonably available to the Company. The effect of variable consideration on the total contract revenue of a performance obligation is recognized as an adjustment to revenue on a cumulative catch-up basis.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2020, the Company had approximately $1.0 million of estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially satisfied).

Real Estate Sales

Real estate sales are comprised of sales proceeds from the sale of certain single-family homes that are treated as inventory. All other real estate assets sold are recognized in other (income) expenses. We recognize real estate sales at a point in time. Each transaction is treated as a single performance obligation and revenue is recognized when the transaction is completed, when the performance obligation is satisfied.

Rental Income

Rental income includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties owned and/or managed by the Company. The Company’s revenues generated by residential properties, consists of rental income that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental income is not within the scope of ASU 2014-09 and would fall under Topic 840 - Leases (or Topic 842 - Leases, when effective).

Fund Management

Revenues from contracts with customers includes fixed fee arrangements with its affiliates to provide certain set up and capital raising services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable considerations should be applied due to uncertain future events. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

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Fund formation services provide for a one-time fee for the initial formation, administration, and set up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete. Fund formation fees earned during the years ended December 31, 2020 and 2019 were $0 and $75,000, respectively.

Asset management fees are generally based on 1.50% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time. Asset management fees earned during the years ended December 31, 2020 and 2019 were $3.1 million, respectively.

Capital formation fees are earned over time as equity capital is raised into our managed funds in proportion to the total capital specified in the related contract. Services include marketing, offering, registering, and ultimately raising capital. Capital raising fees earned during the year ended December 31, 2020 and 2019 were $0.5 million and $2.8 million, respectively. See Note 16 – Segment Reporting for a disaggregated presentation of revenues from contracts with customers.

Recently Issued Accounting Pronouncements

See Note 2 – Summary of Significant Accounting Policies in the notes to our consolidated financial statements a discussion of issued and newly adopted accounting pronouncements.

Off-Balance Sheet Arrangements

As of and during the year ended December 31, 2020, we had no material off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations or liquidity.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The Company’s executive officers and directors are listed below. The executive officers are full-time employees.

Name	Position	Age	Term of Office
John C. “Chris” Loeffler II	Chief Executive Officer and Chairman of the Board	36	Since January 2009
Jennifer Schrader	President & Chief Operating Officer and Director	39	Since January 2009
Jade Leung	Chief Financial Officer	47	Since April 2017
Roy Bade	Chief Development Officer	59	Since November 2019

Directors and Executive Officers

Each of our directors holds office until the next annual meeting of our stockholders or until his/her successor has been elected and qualified, or until his/her death, resignation, or removal. Our executive officers are appointed by our board of directors and hold office until their death, resignation, or removal from office.

All of our executive officers and significant employees work full-time for us. There are no family relationships between any director, executive officer, or significant employee. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal; proceeding, excluding traffic violations and other minor offenses.

Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers, executive during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed:

John C. “Chris” Loeffler, II, Chief Executive Officer

Chris Loeffler is the CEO and Co-Founder of Caliber and serves as Chairman of the Company’s Board of Directors. As CEO, Chris directs and executes global strategy, oversees investments and fund management, and contributes to private and public capital formation. As a Co-Founder Chris took an early role forming the Company’s financial and operational infrastructure and navigating the vertical integration of all real estate and investment services.

Prior to forming Caliber, Chris served as a Senior Associate in the audit and assurance practice for PwC in Phoenix, Arizona, completing public company audits, developing control systems, and completing several acquisition or sale transactions. Some of Chris’ clients included Honeywell International, Inc., CSK Auto Inc., Verizon Communications, Inc., Republic Services, Inc., Car Wash Partners, Inc., and the Arizona Diamondbacks.

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Chris earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University, San Luis Obispo. Chris also attended Universidad Complutense de Madrid (University of Madrid) in Madrid, Spain. In addition, Chris is a Board Director for Qwick, Inc., a venture-funded hospitality staffing marketplace.

Jennifer Schrader, President & Chief Operating Officer

Jennifer Schrader is the President, COO and Co-Founder of Caliber and serves on the Company’s Board of Directors. Jennifer directly oversees all Caliber asset management activities including the execution of each investment’s business plan and the management of the real estate services delivered by Caliber or third-party vendors to Caliber’s assets. In addition, Jennifer oversees daily operations at Caliber and manages talent development and resource management. Previously, Jennifer held the Designated Broker position with Caliber Realty Group, LLC from 2013 through 2015. She maintains her Arizona real estate license, current, as Associate Broker.

Prior to forming Caliber, Jennifer was the Managing Partner of First United Equites, LLC, a Michigan business focused on acquiring, renovating and selling homes for profit. Jennifer obtained her real estate license in Michigan in 2005 and was a top performer within Keller Williams Commerce Market Center.

Jennifer attended Lawrence Technological University in Michigan where she studied architecture and interior architecture. She possesses a Real Estate Broker’s license from the Arizona School of Real Estate and Business. Jennifer serves on the Colangelo College of Business Advisory Board for Grand Canyon University in Phoenix, Arizona.

Jade Leung, Chief Financial Officer

Jade Leung is Caliber’s CFO and corporate secretary. As CFO, Jade oversees accounting and controllership, financial planning and analysis, tax, financial reporting, and treasury functions at Caliber.

Before being named CFO in April 2017, Jade was Caliber’s Vice President of Finance and was responsible for managing and streamlining the Company’s accounting and compliance functions across all divisions and functions. In August 2016, he was also named the Chief Compliance Officer for the Company’s Arizona issuer-dealer, Caliber Securities, LLC, which established a new revenue stream for the Caliber group of companies.

Prior to joining Caliber, Jade spent 12 years with PwC, most recently as Senior Manager in audit and assurance services in Los Angeles, CA where he managed audit and accounting advisory services for some of PwC’s largest Fortune 500 companies in the United States, Canada, and Japan. Notably, Jade participated in over $1 billion dollars of public market transactions and financing arrangements for companies including First Solar, Inc., American Express Company, Mitsubishi UFJ Financial Group, and Rural/Metro Corporation.

Jade earned an accounting degree from Ryerson University and Bachelor of Arts degree in Psychology from the University of British Columbia. Jade holds an active CPA license in the states of Arizona and Maine.

Roy Bade, Chief Development Officer

Roy Bade is the Chief Development Officer (“CDO”) of Caliber. Roy is responsible for managing real estate service lines provided by Caliber’s vertically integrated group of operating businesses. His four areas of responsibility include vertical and horizontal real estate development, construction, acquisitions, and project financing.

Before being named CDO in November 2019, Roy joined Caliber in 2014 as Fund Manager and was quickly promoted to Executive Vice President and Fund Manager. He was responsible for maximizing returns on existing properties and managing Caliber’s development and construction activity.

For nearly 30 years prior to joining Caliber, Roy acted as the principal and managing partner of two businesses, Bade Commercial Services Inc and BCS Development Group, LLC, which included development, construction, and property management of commercial, retail and industrial properties throughout Phoenix, Arizona. During this time, Roy developed, constructed and owned over 750,000 square feet of property.

Roy graduated from Washington State University with a Bachelor of Science in Business Information Systems, holds a Commercial General Contractor’s license, and holds an Arizona Real Estate Broker’s license.

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Advisory Board

We have established an Advisory Board whose purpose is to provide non-binding strategic advice and guidance in connection with corporate and strategic matters relating to our business. The Advisory Board is an informal committee of members selected by the executive management of the Company. While the Advisory Board provides valuable assistance to the Company, unlike the Company’s Board of Directors, the Advisory Board has no authority to vote on corporate matters, nor does the Advisory Board bear legal fiduciary responsibilities to the Company. Each member of our Advisory Board will be compensated $50,000 a year for their services as an Advisory Board member. They have also each been granted non-statutory stock options subject to a vesting schedule, which enables each party to purchase up to 25,000 shares of Class A Common Stock of the Company.

The following are the biographies of the current members of our Advisory Board:

William J. Gerber

William J. Gerber served as Chief Financial Officer of TD Ameritrade Holding Corporation (Nasdaq: AMTD) (“TD Ameritrade”), a provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors, from October 2006 to October 2015 and has extensive financial experience. In May 2007, he was named Executive Vice President of TD Ameritrade. In his role as Chief Financial Officer, he oversaw investor relations, business development, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and competitive intelligence. From May 1999 until October 2006, he served as the Managing Director of Finance at TD Ameritrade, during which time he played a significant role in evaluating merger and acquisition opportunities.

Prior to joining TD Ameritrade, he served as Vice President of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PwC, serving as an audit manager primarily focusing on public company clients.

Mr. Gerber was named to Institutional Investor Magazine’s All-America Executive Team as one of the top three CFOs in the Brokerage, Asset Managers and Exchanges category (2012 and 2013). He was also named a member of the CNBC CFO Council (2013 and 2014). Since January 2017, he has served on the Board of Directors of Northwestern Mutual Series Fund, a mutual fund company. He has also served on the Board of Directors of the U.S. holding company for the Royal Bank of Canada since July 2016 and Streck, Inc., a privately held company, since March 2015. In addition, he serves on the Boys Town National Board of Trustees. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber holds a CPA license in the state of Michigan.

Christopher Pair Garza

Christopher Pair currently serves Plexus Worldwide as President of Operations and International. In this role, he oversees the Company’s distribution, manufacturing, logistics, finance and accounting departments, information technology department, legal, compliance, quality, international and project management department.

Previously, Mr. Pair was both President and Chief Executive Officer of Herbalife Nutrition, the $5 billion Public/Global Nutrition/Personal Care Company. Before becoming CEO, Mr. Pair’s primary responsibility as EVP/COO was international expansion. He personally established operations in 35 countries on 5 continents with typical operating profit within six months. In addition, he managed all aspects of global business operations, including distribution, regulatory compliance, building Shanghai manufacturing facilities, buying raw materials, establishing sales and marketing campaigns, managing inventory and product development. He is recognized as an expert in international network marketing and direct sales.

Since the successful sale of Herbalife to Whitney and Company, Mr. Pair has been the President of Cynergy Partners, Inc., an Investment and Consulting Company he founded. The Company specializes in the consumer product, network marketing, and international expansion elements of the global business community; and has completed a number of successful assignments and transactions.

Mr. Pair is also the former Vice-Chairman and a Director of The Direct Selling Association, as well as a former Director of the Consumer Health Products Association. Mr. Pair holds a Master of Business Administration and a Bachelor of Science in Business Administration from the University of Redlands.

Michael Trzupek

Michael Trzupek is the Chief Financial Officer of Core Scientific, the largest digital asset mining infrastructure provider in North America and a leader in customizable infrastructure and software solutions for Artificial Intelligence and Blockchain.

Prior to joining Core Scientific, Mr. Trzupek served as the Chief Financial Officer of Premera Blue Cross, Washington’s leading health plan. Mr. Trzupek oversees accounting, financial planning and analysis, investment and treasury. Prior to joining Premera Blue Cross, Mr. Trzupek served as Group Vice President for Providence St. Joseph Health System, executing finance functions, strategic planning and budgeting, as well as the evaluation of affiliations, acquisitions and strategic investments. Prior to Providence St. Joseph Health System, he was a Corporate Finance General Manager at Microsoft, focused on business planning for the Company’s hardware products, including Xbox and Surface. Mr. Trzupek began his financial career at Intel.

Mr. Trzupek received his Master of Business Administration from the University of Chicago. He is a member of the Board of Directors at the Seattle Aquarium, as well as an Advisory Board member for eCapital Advisors.

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Compensation of Directors and Executive Officers

Compensation of our Executive officers for the fiscal years ended December 31, 2019 and December 31, 2018 was as follows:

		2020				2019
Name	Position	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Chris Loeffler	Chief Executive Officer/Co-Founder	254,690	83,750	-	338,440	258,745	161,005	15,608	435,358
Jennifer Schrader	President and Chief Operating Officer/ Co-Founder	254,690	83,750	-	338,440	258,745	161,005	17,109	436,859
Jade Leung	Chief Financial Officer	230,993	150,900	-	381,893	234,760	77,255	11,587	323,602
Roy Bade	Chief Development Officer	230,993	-	-	230,993	234,760	171,155	10,447	416,362

(1)	The amounts reported in this column reflect the annual cash bonus payments made for performance.

(2)	The amounts reported in this column represent employer 401(k) contributions.

Director Compensation

In April and May 2019, our advisory board entered into agreements with the Company to serve as the Company’s board of directors. Effective upon formal approval of the board the compensation for the board include:

(i)	an annual sum of $50,000; and

(ii)	stock options of 25,000 shares of the Company’s common stock granted under the Company’s 2017 Incentive Stock Plan. See “2017 Incentive Stock Plan” below for more detail.

During the years ended December 31, 2020 and 2019, the Company’s board of directors each earned total compensation of $50,000 and $25,000, respectively resulting in total board of director compensation of $150,000 and $75,000, respectively.

Employment Agreements

As of December 31, 2020, our employment agreements with each of Chris Loeffler, our CEO and co-founder, Jennifer Schrader, our President, COO, and co-founder, Jade Leung, our CFO and Roy Bade, our CDO, provided for at-will employment and set forth each officer’s initial equity or stock option grant amounts and eligibility for employee benefits consistent with the terms included in the tables above.

Effective January 1, 2019, we entered into new employment agreements with each of our executive officers which provide for, among other things;

•	Increased Salary

•	Participation in an Executive Bonus program which will be established and approved annually by the Board

•	Auto allowance equal to $19,500 per year

•	No termination without cause prior to December 31, 2020

•	Severance equal to twelve months of salary upon termination without cause or voluntary resignation for Good Reason

Copies of the agreements are attached hereto as exhibits. Other than the employment agreements described below, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

2017 Incentive Stock Plan

We have adopted a 2017 Incentive Stock Plan (the “Plan”). An aggregate of 5,000,000 shares of our common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. As of December 31, 2020 and 2019, options representing 3,012,702 and 3,697,322 shares have been awarded and are outstanding under the Plan, respectively.

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The Plan shall be initially administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.

Awards under the Plan may include incentive stock options, nonqualified stock options, restricted shares of common stock and restricted stock units.

Stock Options.   The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of “cashless” or “net” exercise).

Restricted Shares and Restricted Units.   The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

Key Man Insurance

We own key man life insurance policies in the amounts of $15.6 million for Mr. Loeffler and Ms. Schrader, respectively. If Mr. Loeffler were to pass away, the proceeds of the Key Man policy could be utilized by his surviving spouse as a source of cash to require Caliber to acquire all or part of Mr. Loeffler’s stock holdings and place them back into Caliber’s treasury, with the proceeds being forwarded to Mr. Loeffler’s estate. Mr. Loeffler’s surviving spouse would have discretion in deciding to utilize the funds for this purpose. The funds could also be utilized to offset the cost of finding and recruiting a new CEO. If Ms. Schrader were to pass away, the proceeds of that policy would be required to be utilized by the Company as a source of cash to acquire all or part of her stock holdings to be placed in Caliber’s treasury with the proceeds being paid to Ms. Schrader’s estate. Part of the proceeds may also be utilized to offset the cost of sourcing and recruiting a replacement executive leader for Ms. Schrader.

Item 4. Security Ownership of Management and Certain Security Holders

As of December 31, 2020, the following table sets forth information regarding the beneficial ownership of our capital by:

•	each person, or group of affiliated persons, known by us to beneficially own 5% or more of our common stock;

•	each of our named executive officers;

•	all of our current executive officers and directors as a group

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

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Unless otherwise noted below, the address of each person listed on the table is c/o Caliber, 8901 E. Mountain View Rd., Ste 150, Scottsdale, Arizona 85258.

	Shares Beneficially Owned(1)
	Class A Common Stock			Class B Common Stock		% Total Voting
Name of Beneficial Owner	Shares		%	Shares	%	Power(2)
Named Executive Officers and Directors
Jennifer Schrader (3)	—		—	6,239,846	50.02%	44.46	%(4)
John C. Loeffler, II	—		—	6,234,846	49.98%	44.42	%(4)
Roy Bade	868,854	(5)	5.57%	—	—	*
Jade Leung	750,000	(6)	4.16%	—	—	*
Directors and Executive Officers as a Group (4 Persons)	1,518,854	(7)	9.73%	12,474,692	100%	89.96	%(4)
5% Beneficial Owners:
Donnie Schrader (3)(8)(9)	6,013,346		39.22%	—	—	4.36%

(1)	Applicable percentage ownership is based on 15,610,097 shares of Class A Common Stock and 12,474,692 shares of Class B Common Stock outstanding as of December 31, 2020. Does not give effect to (i) the conversion of shares of Series A Preferred Stock to Class A Common Stock, (ii) the conversion of convertible debt securities into Class A Common Stock or (iii) the possible issuance of shares of Class A Common Stock further to the Consultant Dispute. None of the named executive officers and directors or Donnie Schrader beneficially own any shares of Series A Preferred Stock or convertible debt securities. In addition, no holder of convertible debt would become a beneficial owner of 5% or more of the Company’s Class A Common Stock should any such holder convert all convertible debt held by such holder within 60 days of the date of the Reg A+ offering.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock shall be entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis. Approximately $7.8 million of the Reg A+ offering proceeds will be used to redeem shares of Class A Common Stock held by our executive management team and a significant beneficial owner on a pro rata basis. The per share price of the shares to be so redeemed is equal to the per share price of the shares of Series B Preferred Stock offered. Management believes the repurchase price represents the fair market value of the shares to be so redeemed. No shares shall be redeemed until an aggregate of $5.0 million of shares offered pursuant to the Reg A+ offering have been purchased and after an aggregate of $25.0 million of shares offered pursuant to the Reg A+ offering have been purchased, no additional shares of Class A Common Stock held by such persons shall be redeemed. In connection therewith, an applicable number of shares of Class B Common Stock held by members of our executive management team will convert on a one-for-one basis into shares of Class A Common Stock to be so redeemed.

(3)	Jennifer and Donnie Schrader are married, and each disclaims beneficial ownership over the other’s stock holdings.

(4)	If all shares are redeemed by the Company as described in footnote (2) above, 623,985 shares would be redeemed from Jennifer Shrader and thereafter she would beneficially own 5,615,861 shares of Class B Common Stock, representing 40.01% of the total voting power of the Company, 623,485 shares would be redeemed from John C. Loffler, II and thereafter he would beneficially own 5,611,361 shares of Class B Common Stock representing 39.98% of the total voting power of the Company and Directors and Executive Officers as a group would own shares representing 79.99% of the total voting power of the Company.

(5)	Includes 750,000 stock options vested as of and exercisable within 60 days of December 31, 2020. If all shares are redeemed by the Company as described in footnote (2) above, 86,885 shares would be redeemed from Roy Bade and thereafter he would beneficially own 781,969 shares of Class A Common Stock.

(6)	Represents vested stock options and options exercisable within 60 days of December 31, 2020. If all shares are redeemed by the Company as described in footnote (2) above, 65,000 shares would be redeemed from Jade Leung and thereafter he would beneficially own 585,000 shares of Class A Common Stock.

(7)	Includes 1,400,000 vested stock options and option exercisable within 60 days of December 31, 2020.

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(8)

In September 2018, the Company agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by Donnie Schrader for $2.70 per share of common stock in exchange for an amendment to his shareholder voting rights and other company protections. Among other things, the Buyback Program is terminated when the Company completes an initial public offering and is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 units on a monthly basis until such time as the Company has satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. As of December 31, 2020, an aggregate of 226,500 shares had been repurchased by the Company. Notwithstanding the terms of the Buyback Program, the Company has agreed to redeem up to an aggregate of 613,085 shares subject to monthly repurchase further to the Buyback Program at a price of $4.00 per share as referenced below under “Repurchase and Redemption of Shares”. By way of example only, if  (i) two months have elapsed from the date of the offering circular, (ii) the Company has sold an aggregate of  $25.0 million of Series B Preferred further of the offering circular and (iii) the Company has not completed its initial public offering and its stock is not listed on a national exchange, 613,085 shares held by Donnie Schrader would be redeemed by the Company at a price of  $4.00 per share as referenced below under “Repurchase and Redemption of Shares” and 12,000 shares would be repurchased at a price of  $2.70 per share further to the terms of the Buyback Program (6,000 shares per month for two months).

(9)	Represents remaining common stock as of December 31, 2020. If all shares are redeemed by the Company as described in footnote (2) above, 613,085 would be redeemed from Donnie Schrader and thereafter, as of December 31, 2020, he would beneficially own 5,509,261 shares of Class A Common Stock.

Item 5. Interest of Management and Others in Certain Transactions

See Note 7 – Related Party Transactions of our accompanying consolidated financial statements for a detailed discussion of the Company’s transactions with related parties.

Item 6. Other Information

None

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Item 7. Financial Statements

CaliberCos Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2020 AND 2019

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CaliberCos Inc. and Subsidiaries

43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of CaliberCos, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of CaliberCos, Inc. and Subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CaliberCos, Inc. and Subsidiaries as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

April 29, 2021

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CaliberCos Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of CaliberCos Inc. and Subsidiaries (the “Company”) as of December 31, 2019, the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2016 to 2020.

New York, NY

June 18, 2020

F-2

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except for share and per share data)

	December 31,
	2020	2019
Assets
Real estate investments
Land	$23,286	$19,868
Buildings and building improvements	136,840	124,352
Furniture, fixtures, and equipment	26,702	26,502
Real estate assets under construction	43,833	1,180
Total real estate investments, at cost	230,661	171,902
Accumulated depreciation	(35,650)	(27,351)
Total real estate investments, net	195,011	144,551

Cash	6,532	11,832
Restricted cash	4,283	4,859
Accounts receivable, net	770	2,999
Other receivables	85	85
Notes receivable – related parties	14,641	2,028
Due from related parties	1,450	5,148
Prepaid and other assets	4,565	4,383
Total Assets	$227,337	$175,885

The accompanying notes are an integral part of these consolidated financial statements

F-3

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets (Continued)

(amounts in thousands, except for share and per share data)

	December 31,
	2020	2019
Liabilities, Mezzanine Equity, and Stockholders’ Equity
Notes payable (net of deferred financing costs of $1,216 and $1,664 as of December 31, 2020 and 2019, respectively)	$146,227	$120,205
Notes payable – related parties	2,311	11,097
Accounts payable	1,589	2,427
Accrued interest	1,770	1,151
Accrued share-based payments	1,382	1,382
Buyback obligation	13,020	13,311
Accrued expenses	4,246	3,489
Due to related parties	242	1,309
Advance key money, net	1,050	1,125
Above market ground lease, net	3,637	3,762
Other liabilities	3,425	2,598
Total Liabilities	178,899	161,856

Commitments and Contingencies

Mezzanine equity – Series A convertible, mandatorily redeemable preferred stock, $0.001 par value; 2,564,103 shares authorized and 0 and 1,657,396 issued and outstanding as of December 31, 2020 and 2019, respectively	-	3,842

Stockholders’ Equity
Preferred Stock Series B, $0.001 par value; 12,500,000 shares authorized, 851,454 issued and outstanding as of December 31, 2020	-	-
Common stock, $0.001 par value; 90,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	-	-
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 17,701,309 and 15,610,097 shares issued and 17,474,808 and 15,610,097 outstanding as of December 31, 2020 and December 31, 2019, respectively	17	16
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 12,474,692 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	12	12
Paid-in capital	22,039	14,860
Less treasury stock, at cost, 226,500 and 117,500 shares repurchased and 6,013,346 and 6,122,346 forward repurchase shares as of December 31, 2020 and 2019, respectively	(13,626)	(13,626)
Accumulated deficit	(24,780)	(19,090)
Stockholders’ deficit attributable to CaliberCos Inc.	(16,338)	(17,828)
Stockholders’ equity attributable to noncontrolling interests	64,776	28,015
Total Stockholders’ Equity	48,438	10,187
Total Liabilities, Mezzanine Equity, and Stockholders’ Equity	$227,337	$175,885

The accompanying notes are an integral part of these consolidated financial statements

F-4

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Years Ended December 31,
	2020	2019
Revenues
Hospitality	$27,676	$56,775
Development and construction	2,248	5,716
Real estate sales	-	2,219
Rental income	2,620	6,193
Fund management	3,573	6,007
Fund interest	1,176	-
Brokerage	647	896
Other	-	61
Total revenues	37,940	77,867

Expenses
Cost of sales - hospitality	11,534	20,694
Cost of sales – development and construction	2,187	3,668
Cost of sales - real estate	-	1,398
Cost of sales - brokerage	450	558
Operating costs	20,459	21,538
General and administrative	5,460	5,755
Marketing and advertising	3,682	4,665
Franchise fees	2,068	4,146
Management fees	1,172	1,980
Depreciation	8,032	8,366
Total expenses	55,044	72,768

Gain on the disposition of real estate	(122)	(10,444)
Other (income) expenses, net	382	(1,125)
Interest income	(148)	(28)
Interest expense	8,329	10,752
Net Income (Loss) Before Income Taxes	(25,545)	5,944
Provision for (benefit from) income taxes	-	-
Net Income (Loss)	(25,545)	5,944
Net Income (Loss) attributable to noncontrolling interests	(20,099)	523
Net Income (Loss) Attributable to CaliberCos Inc.	$(5,446)	$6,467

Basic net income (loss) attributable to common stockholders	$(0.19)	$0.22
Diluted net income (loss) attributable to common stockholders	$(0.19)	$0.18
Weighted-average common shares outstanding:
Basic	29,392	28,031
Diluted	29,392	33,754

The accompanying notes are an integral part of these consolidated financial statements

F-5

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(Amounts in thousands)

			CaliberCos Inc.
			Common Stock
	Preferred Stock		Common Stock		Class A		Class B
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid in Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interests	Total Stockholders' Equity
Balances at January 1, 2019	-	$-	27,975	$28	-	$-	-	$-	$14,172	$(13,626)	$(24,666)	$27,711	$3,622
Designation of common stock to Class A and Class B	-	-	(27,975)	(28)	15,500	15	12,475	12	-	-	-	-	-
Issuance of common stock	-	-	-	-	37	-	-	-	66	-	-	-	66
Settlement of obligations	-	-	-	-	74	-	-	-	148	-	-	-	148
Equity based compensation expense	-	-	-	-	-	-	-	-	474	-	-	-	474
Distribution to preferred stockholders	-	-	-	-	-	-	-	-	-	-	(440)	-	(440)
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	12,625	12,625
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	(6,301)	(6,301)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(5,557)	(5,557)
Consolidation of VIEs	-	-	-	-	-	-	-	-	-	-	(452)	13,134	12,681
Deconsolidation of VIEs	-	-	-	-	-	-	-	-	-	-	-	(13,074)	(13,074)
Net income (loss)	-	-	-	-	-	-	-	-	-	-	6,467	(524)	5,943
Balances at December 31, 2019	-	$-	-	$-	15,611	$15	12,475	$12	$14,860	$(13,626)	$(19,090)	$28,015	10,187
Issuance of common stock	-	-	-	-	19	-	-	-	35	-	-	-	35
Conversion of Series A preferred stock to Class A common stock	-	-	-	-	2,072	2	-	-	3,848	-	-	-	3,850
Issuance of preferred stock	851	-							3,406				3,406
Equity based compensation expense	-	-	-	-	-	-	-	-	(110)	-	-	-	(110)
Distribution to preferred stockholders	-	-	-	-	-	-	-	-	-	-	(244)	-	(244)
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	14,131	14,131
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	(3,720)	(3,720)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(2,439)	(2,439)
Consolidation of VIEs	-	-	-	-	-	-	-	-	-	-	-	48,888	48,888
Net income (loss)	-	-	-	-	-	-	-	-	-	-	(5,446)	(20,099)	(25,545)
Balances at December 31, 2020	851	-	-	$-	17,702	$17	12,475	$12	$22,039	$(13,626)	$(24,780)	$64,776	$48,438

The accompanying notes are an integral part of these consolidated financial statements

F-6

CaliberCos, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands)

	Years Ended December 31,
	2020	2019
Cash Flows From Operating Activities
Net (loss) income	$(25,545)	$5,944
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	8,032	8,366
Amortization of deferred financing costs	1,216	1,172
Amortization of advance key money	(75)	(75)
Amortization of above-market ground lease	(125)	(125)
Equity based compensation	(110)	474
Gain on the disposition of real estate	(122)	(10,444)
Loss on retirement of real estate assets	458	-
(Gain) Loss on extinguishment of debt	(1,399)	131
Changes in operating assets and liabilities:
Real estate assets held for sale	-	1,783
Accounts receivable, net	2,278	(1,704)
Other receivables	12	2
Due from related parties	3,767	(2,790)
Prepaid and other assets	(183)	(816)
Accounts payable	(5,226)	745
Accrued interest	507	(9)
Accrued expenses	719	2,590
Due to related parties	(1,067)	(1,041)
Other liabilities	924	890
Net cash (used in) provided by operating activities	(15,941)	5,093

Cash Flows From Investing Activities
Consolidation of VIEs	-	6,524
Deconsolidation of VIEs	-	(16,441)
Acquisitions of real estate assets	(2,869)	(4,471)
Investments in real estate assets	(6,577)	(3,523)
Proceeds from the disposition of real estate	-	25,772
Funding of notes receivable - related parties	(3,670)	(2,000)
Payment received on notes receivable - related parties	3,619	100
Net cash (used in) provided by investing activities	(9,498)	5,961

The accompanying notes are an integral part of these consolidated financial statements

F-7

CaliberCos, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(amounts in thousands)

	Years Ended December 31,
	2020	2019
Cash Flows From Financing Activities
Capital lease payments	(133)	(72)
Payment of deferred financing costs	(432)	(155)
Proceeds from notes payable	27,816	4,871
Repayments of notes payable	(17,447)	(11,358)
Proceeds from notes payable - related parties	20	9,602
Repayments of notes payable - related parties	(1,141)	(8,205)
Proceeds from the issuance of preferred stock	3,406	-
Proceeds from the issuance of common stock	35	66
Payments of treasury stock - buyback obligation	(291)	(267)
Distributions to preferred stockholders	(244)	(440)
Contributions from noncontrolling interest holders	14,131	12,625
Redemptions of noncontrolling interests	(3,720)	(6,301)
Distributions to noncontrolling interest holders	(2,439)	(5,557)
Net cash provided by (used in) financing activities	19,562	(5,191)
Net (Decrease) Increase in Cash and Restricted Cash	(5,876)	5,863
Cash and Restricted Cash at Beginning of Year	16,691	10,828
Cash and Restricted Cash at End of Year	$10,815	$16,691

	Years Ended December 31,
	2020	2019
Reconciliation of Cash and Restricted Cash
Cash at beginning of year	$11,832	$5,955
Restricted cash at beginning of year	4,859	4,873
Cash and restricted cash at beginning of year	16,691	10,828

Cash at end of year	6,532	11,832
Restricted cash at end of year	4,283	4,859
Cash and restricted cash at end of year	$10,815	$16,691

The accompanying notes are an integral part of these consolidated financial statements

F-8

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization, Liquidity and Impact of COVID-19

CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the “Company”, “Caliber”, “we”, “our”, and “us”), is an asset manager of private equity real estate funds and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. Our real estate asset management business includes the management of our own self syndicated private equity real estate funds and direct real estate investments in residential, commercial, and hospitality assets. We also provide capital raising services to the private equity real estate funds we manage. The Company provides real estate services for assets it manages, as well as for third party customers, including development and construction, real estate brokerage, and property management services. In addition to providing asset management and real estate services, the Company owns a portfolio of single-family homes which are held for rental and/or sale. Our business is organized into seven reportable segments, which we analyze in two categories (i) real estate services (Fund Management, Development and Construction, Property Management and Real Estate Brokerage) and (ii) Real Estate Operations (Hospitality, Residential, Commercial, and Diversified). As of December 31, 2020, we had operations in Alaska, Arizona, Colorado, Nevada and Utah.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party or primary beneficiary for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying consolidated financial statements. For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

In December 2019, the Company filed a Form 1-A related to a Regulation A offering (“Reg A+ Offering”). A Reg A+ Offering is an exemption to the securities registration requirement found in the Securities Act of 1933 which allows private companies to make exempt public offerings of up to $50 million in securities, as required by the Jumpstart Our Business Startups Act. Concurrently with the Reg A+ Offering, the Company entered into an agreement with SI Securities, LLC regarding the Company’s proposed offering of Series B preferred stock (“Series B”) convertible into Class A common stock pursuant to the Reg A+ Offering. In January and February 2020, the Company made amendments to and refiled its Form 1-A to its Reg A+ Offering. The offering was subsequently qualified by the Securities and Exchange Commission (“SEC”) in February 2020 and June 2020. See Note 13 – Preferred Stock for additional details relating to our Series B offered through the Reg A+ Offering.

Liquidity

The Company has five separate real estate loans outstanding with maturity dates within the 12-month period subsequent to when these financial statements were issued with outside lenders totaling $91.7 million at December 31, 2020. Management is actively managing the potential amendments to the applicable loan agreements to include additional extension options, pay off or refinancing of these facilities. Management believes that we will be able to enter into new financing arrangements with third party lenders. See Note 6 – Notes Payable for additional details.

F-9

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020, the Company, under its Reg A+ Offering, has raised approximately $3.4 million of net proceeds and subsequent to December 31, 2020 has raised approximately $7.6 million in additional net proceeds from the offering.

Impact of COVID-19

The novel strain of coronavirus disease (“COVID-19”), is believed to have been first identified in China in late 2019 and has spread globally. The rapid spread resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. Due to government actions including travel restrictions and mandated closures of businesses, our business was significantly impacted by the effects of COVID-19.

Due to the continued uncertainty in the outbreak, we are not in a position to predict when normal business operations will resume; however, we have taken steps to manage the effect of the pandemic on our corporate business and on the assets we manage which include, but are not limited to: (i) implementation of remote work arrangements, which has not had a material effect on our ability  to maintain our business operations; (ii) suspending/deferring any unnecessary capital improvements to our assets, unless for fire, life and safety; (iii) reducing food and beverage operations, within our hotels, in accordance with government regulations; (iv) furloughing any non-essential employees; (v) participating in the Paycheck Protection Plan program (“PPP”); and (vi) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirement, when applicable, for a 12-month period.

The overall impact of COVID-19 will depend on the length of time that the pandemic continues, its effect on demand drivers for our investments, the extent to which it affects our ability to raise capital into our investment products, and the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include variable interest entities (“VIEs”) where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.

F-10

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement. We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated. See Note 3 – VIEs for more detail.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Use of Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. The uncertainty in the economic environment created by COVID-19 and governmental imposed restrictions to contain it have increased the inherent uncertainty in such estimates and assumptions. Actual results could differ significantly from those estimates.

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method.

F-11

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company uses the hypothetical-liquidation-at-book-value (“HLBV”) approach to account for its equity method investments as the capital structure of its equity method investments results in different liquidation rights and priorities than what is reflected by the underlying percentage ownership interests as defined by the equity method agreements. Simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. Under the equity method, the investor’s share of the investee’s earnings or loss is calculated by the investor’s capital account at the end of the period assuming that the investee was liquidated or sold at book value, plus cash distributions received by the investor during the period, minus the investor’s new investments in the investee during the period, and minus the investor’s capital account at the beginning of the period assuming that the investee was liquidated or sold at book value. Accordingly, our share of the earnings or loss from these equity-method investments are included in consolidated net (loss) income for the year ended December 31, 2020 and 2019.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Accounting for an investment as either consolidated or using the equity method generally would have no impact on our net income or members’ equity in any accounting period, but a different treatment would impact individual income statement and balance sheet items, as consolidation would effectively “gross up” our statement of operations and balance sheet. In addition, under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value.

As of December 31, 2020 and 2019, the carrying amount of our investments in unconsolidated entities was $1.5 million and $1.4 million, respectively, which is included in Prepaid and other assets on the accompanying consolidated balance sheets. In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. As the manager of the venture, we are entitled to 25 – 35% of the residual cash flow produced by the venture after the payment of any priority returns.

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. We determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition. We determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

F-12

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cost Capitalization and Depreciation

We capitalize costs, including certain indirect costs, incurred in connection with our development and construction activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. We also capitalize interest, property taxes and insurance during periods in which redevelopment, development and construction projects are in progress. We commence capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. We cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. We charge the cost of ordinary repairs, maintenance and resident turnover to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our real estate assets are as follows:

Building and building improvements	15 – 40 years
Furniture, fixtures, and equipment	3 – 7 years

For the years ended December 31, 2020 and 2019, depreciation expense was $8.0 million and $8.4 million, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the years ended December 31, 2020 and 2019, the Company did not record an impairment loss related to its real estate and other long-lived assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Assets Held for Sale

An asset or asset group is classified as held for sale when certain criteria are met including management’s approval for sale, the availability of the asset or asset group to be sold in its present condition, and the likelihood of the sale occurring within the next twelve months is probable. At such time, if the asset was being depreciated, depreciation is no longer recognized. Assets held for sale are recorded at the lower of their carrying value, or estimated net realizable value, less costs to sell. The estimates used in the determination of the net realizable value of real estate held for sale are based on known factors to the Company at the time such estimates are made and management’s expectations of future operations and economic conditions. Should the estimate or expectations used in determining net realizable value deteriorate in the future, the Company may be required to recognize impairment charges or write-offs related to these real estate assets held for sale. In the event an asset classified as held for sale no longer meets the criteria for held for sale classification the asset is reclassified as held for use at the lower of the fair value or the depreciated basis as if the asset had continued to be used.

Advance Key Money

We have entered into certain arrangements in which hotel franchisors or their affiliates have provided the Company with financing as part of a franchise arrangement. The Company has been advanced funds upon entering into a franchise agreement and is not required to repay the funds as long as the franchise agreement is not terminated prior to its scheduled maturity. The potential amount of funds that would be required to be repaid decreases with the passage of time. The Company records a liability equal to the initial amount of funds received, which is amortized over the term of the franchise agreement and recorded as a reduction of franchise fee expense, which is included in Operating expenses in the accompanying consolidated statements of operations.

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the Company are funded from the reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the Company for payment of property taxes, insurance, and interest.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Substantially all of the Company’s revenues are generated from the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, Nevada, and Utah. The Company mitigates the associated risk by:

•	diversifying our investments in real estate assets across multiple asset types, including office, hospitality, single-family, multi-family, and self-storage properties;

•	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

•	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

•	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

Mezzanine Equity

The Company may issue one or more series of preferred stock. Preferred stock, which is subject to mandatory redemption by the Company, is presented as temporary, or mezzanine equity, and presented separate from permanent equity on the accompanying consolidated balances sheets. The Series A Preferred Stock (“Series A”) are mandatorily redeemable at a fixed price on a fixed or determinable date. Series A contains a put option which allows the holder to convert the Series A into Class A common stock of the Company at any time prior to redemption. As a result, the Company concluded that the Series A would not meet the characteristics of being mandatorily redeemable until the conversion option expired. Accordingly, the Series A are presented as mezzanine equity on the accompanying consolidated balance sheets. Mezzanine equity was initially recorded at fair value on the issuance date. If it is probable that the equity instrument will become redeemable, the carrying amount of the instrument is accreted up over time using the effective-interest method, such that the carrying value equals the redemption value on the redemption date. In April 2020, the Company converted the outstanding shares of Series A to shares of Class A common stock, as such as of December 31, 2020 no shares of Series A remain outstanding. See Note 12 – Stockholders’ Equity and Share-Based Payments and Note 13 – Preferred Stock for more detail relating to preferred stock.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist primarily of equity interests held by limited partners in consolidated real estate partnerships. We generally attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining long-term debt and are capitalized and amortized over the term of the related debt obligation using the straight-line method. These costs are amortized to interest expense using the straight-line method which approximates the effective interest method. Capitalized deferred financings costs, net of accumulated amortization, are offset against and included in Notes payable on the accompanying consolidated balance sheets.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

In accordance with the ASC 606, Revenue from Contracts with Customers, management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when the entity satisfies a performance obligation. The Company’s revenues primarily consist of hospitality, development and construction, real estate sales, rental income and fund management.

Hospitality

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

We have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, we are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. We generally satisfy the performance obligations over time, and we recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and we have rendered the services.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the Company received in exchange for those services, which is generally when payment is tendered at the time of sale.

The Company receives deposits for events and rooms. Such deposits are deferred and included in Other liabilities on the accompanying consolidated balance sheets. The deposits are credited to income when the specific event takes place.

Development and Construction

The Company provides construction related services to affiliates and third parties, which include the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services. In addition, the Company provides development services for ground-up development and repositioning of real estate assets.

These contract revenues are primarily derived from fixed price construction contracts. The Company has determined that these fixed-price construction projects provide a distinct service and, therefore, qualify as one performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. Revenue is recognized over time, because of the continuous transfer of control to the customer as work is performed at the customer’s site and, therefore, the customer controls the asset as it is being constructed. The cost-to-cost measure of progress continues to best depict the transfer of control of assets to the customer, which occurs as costs are incurred.

Revenues from time-and-material contracts are billed to customers as work is performed. The Company determined that time and material contracts cover a single performance obligation, with transfer of control continuously as the customer simultaneously receives and consumes the benefits. Therefore, revenue for time and material contracts is considered to be recognized over time.

Cost of revenues earned include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. The cost of uninstalled materials or equipment are generally excluded from the recognition of gross profit as such costs are not considered to be a measure of progress. Costs to mobilize equipment and labor to a job site prior to substantive work beginning are capitalized as incurred and amortized over the expected duration of the contract. As of December 31, 2020 and 2019, the Company had no capitalized mobilization costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Certain construction contracts include retention provisions which ensure that the Company will provide complete services to customers which are in accordance with the terms of the related contract and, therefore, are not considered financing. The balances billed but not paid by customers pursuant to these provisions generally become due upon completion and acceptance of the project by the customer. The Company has determined that there are no financing components included in construction contracts as of December 31, 2020 and 2019.

Contract Assets and Liabilities

The timing of revenue recognition, billings, and cash collections results in billed contracts receivable, retainage receivable, and costs and estimated earnings in excess of billings on uncompleted contracts (contract assets) on the accompanying balance sheets. The contract asset, “Costs in excess of billings” represents revenues recognized in excess of amounts billed. The contract liability, “Billings in excess of costs”, represents billings in excess of revenues recognized. See Note 5 – Prepaid and Other Assets and Note 8 – Other Liabilities for information on contract assets and contract liabilities from contracts with customers as of December 31, 2020 and 2019.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Estimates

Accounting for long-term contracts involves the use of techniques to estimate total contract revenues and costs. Total contract revenues for contracts may include variable considerations, which include approved change orders, claims, and other contract provisions. The Company includes variable consideration in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue will not occur or when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in total contract revenues are based on an assessment of the anticipated performance in addition to all information (historic, current and forecasted) that is reasonably available to the Company. The effect of variable consideration on the total contract revenue of a performance obligation is recognized as an adjustment to revenue on a cumulative catch-up basis.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2020 and 2019, the Company had approximately $1.0 million and $2.2 million of estimated revenue, respectively, expected to be recognized in the future related to performance obligations that are unsatisfied (or partially satisfied).

Real Estate Sales

Real estate sales are comprised of sales proceeds from the sale of certain single-family homes that are treated as inventory. All other real estate assets sold are recognized in Gain on disposition of real estate. We recognize real estate sales at a point in time. Each transaction is treated as a single performance obligation and revenue is recognized when the transaction is completed, when the performance obligation is satisfied.

Rental Income

Rental income includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties owned and/or managed by the Company. The Company’s revenues generated by residential properties, consists of rental income that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental income is not within the scope of ASC 606 and would fall under ASC 840 - Leases (or ASC 842 - Leases, when effective).

Fund Management

Revenues from contracts with customers includes fixed fee arrangements with its related party affiliates to provide certain set up and capital raising services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable considerations should be applied due to uncertain future events. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Set up services are a one-time fee for the initial formation, administration, and set up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete.

Asset management fees are generally based on 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time.

Capital raising fees are earned over time as equity capital is raised into our managed funds in proportion to the total capital specified in the related contract. Effective with the partnering with a third-party managing broker during the first quarter of 2020, capital raising fees are earned at a point in time at a fixed rate based on the amount of capital raised into our managed funds. Services include marketing, offering, registering, and ultimately raising capital. See Note 16 – Segment Reporting for a disaggregated presentation of revenues from contracts with customers.

Accounts Receivable

Accounts receivable primarily consists of amounts due from guests or groups for hotel rooms and services provided by the hotel properties. Accounts receivable also include due, but unpaid, rental payments. The Company continually reviews receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, tenant payment history, the financial condition of the tenants, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in other expenses, net on the accompanying consolidated statements of operations. As of December 31, 2020, the allowance for doubtful accounts was $0.2 million. The Company did not record an allowance for doubtful accounts as of December 31, 2019.

Interest Rate Caps

The Company utilizes interest rate caps, derivative financial instruments, to reduce interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes. Accounting and reporting standards for derivative instruments and hedging activities require the Company to recognize all derivatives as either assets or liabilities on the consolidated balance sheets and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. As of December 31, 2020 and 2019, the Company’s interest rate caps were estimated to have fair values (Level 3) equal to zero. See Note 6 – Notes Payable for more detail.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

Basic earnings per share attributable to common stockholders is computed by dividing net income (loss) attributable to the Company less dividends on Series A and accretion of mezzanine equity value by the weighted average number of shares outstanding during each period. The computation of diluted income (loss) per share attributable to common stockholders further assumes the potential dilutive effect of potential common shares, which includes common shares, consisting of (a) stock options and warrants using the treasury stock method, and (b) convertible debt and preferred stock using the if-converted method. To the extent the inclusion of potential common shares is anti-dilutive, the potential common shares are excluded from the computation of diluted income (loss) per share attributable to common stockholders. See Note 14 – Net Income (Loss) Per Share for the calculation of earnings per share.

Related Parties

In the normal course of business, the Company enters into transactions with related parties. Related parties include affiliates of the entity, entities under common control of the Company, significant stockholders and executive management and members of their immediate families, and other parties that can significantly influence the management and operating policies of the Company.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements. See Note 9 – Income Taxes for more detail.

Fair Value of Financial Instruments

We disclose the fair value of financial instruments in accordance with ASC 825, Financial Instruments. We estimate the fair value of our financial instruments using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

The Company’s fair value measurement and disclosures consist of a three level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

•	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data).

Share-Based Payments

The Company has granted stock to non-employees in non-capital raising transactions as compensation for services provided. For stock grants to non-employees, the fair value of the share-based payment is determined based upon the measurement date fair value. The measurement date may be either (i) the date at which a performance commitment is reached or (ii) the date at which the necessary performance to earn the equity instruments is complete. The fair value of the Company’s common stock grants is estimated using market factors, such as the current private market selling price of the Company’s common stock at the measurement date, depending on the terms of each arrangement. Non-employee share-based payment charges are recognized based on the terms of each arrangement, and share-based payment charges are generally recognized as the related service is provided. The average vesting period is four years.

Share-Based Compensation

In July 2017, the Company’s Board of Directors approved the 2017 Incentive Stock Plan (the “2017 Plan”), which was amended in June 2018 to authorize the issuance of up to 5.0 million shares of common stock. In June 2018, the Company’s Board of Directors approved and issued approximately 3.0 million employee stock options to existing employees. The total stock options outstanding as of December 31, 2020 and 2019, was 3.0 million and 3.7 million, respectively.

The Company estimates the fair value of stock options using the Black-Scholes valuation model, which requires certain assumptions that can materially impact the estimation of fair value and related compensation expense. The assumptions used to estimate fair value include the price of our common stock, the expected volatility of our common stock, the risk-free interest rate, and the expected term of stock option awards. Management elected to recognize forfeitures as they occur pursuant to ASU 2016-09, Compensation — Stock Compensation. As a result, no forfeiture rate was assumed.

Segment Information

The Company’s operations are organized into seven reportable segments for management and financial reporting purposes, which are broadly divided into two categories; (i) real estate services (Fund Management, Development and Construction, and Real Estate Brokerage) and (ii) real estate operations (Hospitality, Residential, Commercial, and Diversified). In accordance with ASC 280, Segment Reporting, in determining the most appropriate reportable segments, we considered the information our chief operating decision maker assesses when evaluating the operating performance of our assets, based on our share of operating income (loss), including similar economic and other characteristics, and the nature of operating or revenue producing activity.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended by subsequent ASUs on this topic, which will require that a lessee recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right-of-use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current U.S. GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current U.S. GAAP. The amendments in ASU 2016-02 are effective for the Company for its fiscal year beginning after December 15, 2021, and interim periods in its fiscal year beginning after December 15, 2022, with early adoption permitted. A modified retrospective approach is required for existing leases that have not expired upon adoption. We are currently evaluating the potential impact the adoption of ASU 2016-02, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Financial Instruments

In June 2016, the FASB issued an update ASU 2016-13, Measurement of Credit Losses on Financial Instruments establishing Accounting Standards Codification ("ASC") Topic 326, Financial Instruments - Credit Losses ("ASC 326"), as amended by subsequent ASUs on the topic. ASU 2016-13 changes how entities account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current “incurred loss” model with an “expected loss” model that requires consideration of a broader range of information to estimate expected credit losses over the lifetime of the financial asset. In May 2019, the FASB issued ASU 2019-05 Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief, which allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that were previously recorded at amortized cost and are within the scope of ASC Subtopic 326-20 if the instruments are eligible for the fair value option under ASC Subtopic 825-10, Financial Instruments. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which amends the effective date of the update. The amendments in these updates are effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and applied using a modified-retrospective approach, with certain exceptions. We are currently evaluating the potential impact the adoption of ASU 2020-01, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Investments – Equity Securities

In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the FASB Emerging Issues Task Force), which clarify that an entity should consider observable transactions when determining to apply or discontinue the equity method for the purposes of applying the measurement alternative. The amendments also clarify that an entity would not consider whether a purchased option would be accounted for under the equity method when applying ASC 815-10-15-141(a). The amendments in ASU 2020-01 are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years and should be applied prospectively. Early adoption is permitted. We are currently evaluating the potential impact the adoption of ASU 2020-01, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and also simplifies the diluted earnings per share calculation in certain areas. The amendments in ASU 2020-06 are effective for the Company for reporting periods beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted beginning after December 15, 2020. We are currently evaluating the impact of ASU 2020-06, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Recent Accounting Pronouncements Adopted

Stock Compensation

In November 2019, the FASB issued ASU 2019-08, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers. The guidance identifies, evaluates and improves areas of GAAP for which cost, and complexity can be reduced while maintain or improving the usefulness of the information provided. The amendments in the update expanded the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. For entities that have adopted the amendments in ASU 2018-07 (adopted by the Company as of January 1, 2018 as disclosed in prior year consolidated financial statements), the updated guidance is effective for annual periods beginning after December 15, 2019. The Company early adopted ASU 2019-08 as of January 1, 2019 (the effective date) and did not have any reclassifications or material impacts on our consolidated financial statements as a result of the adoption.

Note 3 – VIEs

As of December 31, 2020 and 2019, the Company’s accompanying consolidated financial statements included 14 and 11 entities, respectively, all of which are consolidated as VIEs. In December 2019, the Company deconsolidated three VIEs, each of which owned an apartment building that was part of a multi-family portfolio (the “Palms”), because the Company was no longer determined to be the primary beneficiary. As such, operations of the three VIEs were included in the Company’s consolidated financial statements from the period January 1, 2019 to December 9, 2019 and deconsolidated on December 10, 2019.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2020, the Company began consolidating Caliber Fixed Income Fund III, LP (“CFIF III”) in June 2020, Circle Lofts, LLC (“Circle Lofts”) in July 2020 and TCC Inv Fund I, LLC (“TCC”) in September 2020 because the Company was determined to be the primary beneficiary. The consolidation of CFIF III, Circle Lofts and TCC consisted of the following (in thousands):

Assets
Real estate investments, net	$47,748
Cash	2,604
Accounts receivable	49
Due from related parties	130
Notes receivable – related parties	34,493
Prepaid and other assets	69
Total Assets	$85,093

Liabilities and Stockholders’ Equity
Notes payable, net	$16,274
Notes payable – related parties	14,882
Accounts payable	2,941
Due to related parties	2,380
Accrued expenses	238
Other liabilities	36
Total Liabilities	36,751

Stockholders’ Equity	48,342
Total Liabilities and Stockholders’ Equity	$85,093

For the year ended December 31, 2019, the Company consolidated Caliber Residential Advantage Fund, LP (“CRAF”) in July 2019 and DT Mesa Holdco II, LLC (“DT Mesa”) in November 2019 because the Company was determined to be the primary beneficiary. The consolidation of CRAF and DT Mesa consisted of the following (in thousands):

Assets
Real estate investments	$8,304
Notes receivable – related parties	3,250
Cash	6,524
Prepaid and other assets	114
Total Assets	$18,192

Liabilities and Stockholders’ Equity
Notes payable	$2,785
Notes payable – related parties	2,250
Accounts payable	79
Due to related parties	109
Accrued expenses	25
Other liabilities	257
Total Liabilities	5,505

Stockholders’ Equity	12,687
Total Liabilities and Stockholders’ Equity	$18,192

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management has determined that the equity holders in our consolidated entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. In addition, the Company has all the decision-making power with respect to the activities of these entities, and none of the equity holders in the entities have substantive protective or participating rights to remove the power from the Company. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIEs and the liabilities of the individual consolidated VIEs are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. The Company has provided financial support to certain consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

The table below outlines the classification and carrying amounts of the assets and liabilities of the VIEs that are included in our accompanying consolidated balance sheets as of December 31, 2020 and 2019.

	December 31,
	2020	2019
Assets
Real estate investments	$191,796	$141,399
Cash	4,624	8,275
Restricted cash	4,263	4,859
Accounts receivable, net	691	1,883
Notes receivable – related parties	14,101	2,028
Due from related parties	152	12
Other receivables	85	86
Prepaid and other assets	2,229	2,574
Total Assets	$217,941	$161,116
Liabilities
Notes payable, net of deferred financing costs	$140,286	$113,040
Notes payable – related parties	2,216	9,877
Accounts payable	869	1,408
Accrued interest	383	434
Accrued expenses	3,445	2,822
Due to related parties	-	202
Advance key money, net	1,050	1,125
Above-market ground lease, net	3,636	3,762
Other liabilities	2,341	1,575
Total Liabilities	$154,226	$134,245

See Note 11 – Commitments and Contingencies for additional information related to the commitments and contingencies of these VIEs.

F-25

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Real Estate Investments

Asset Acquisitions

During the year ended December 31, 2020, the Company acquired a commercial building, from a related party, for a purchase price of $2.9 million, with the acquisition being accounted for as an asset acquisition under U.S. GAAP. The allocation of the purchase price amongst the assets acquired at their relative fair values as of the acquisition date, consisted of the following (in thousands):

December 31, 2020
Real estate investments, at cost:
Land	$415
Building	2,454
Total purchase price of assets acquired	$2,869

During the year ended December 31, 2019, the Company acquired a commercial building and a single-family home for an aggregate purchase price of $4.5 million, of which $0.1 million of external acquisition-related costs were capitalized. The acquisition was accounted for as an asset acquisition under U.S. GAAP. The allocation of the purchase price amongst the assets acquired at their relative fair values as of the acquisition date, consisted of the following (in thousands):

December 31, 2019
Real estate investments, at cost:
Land	$918
Building	3,552
Total purchase price of assets acquired	$4,470

Investments in Real Estate Assets

During the years ended December 31, 2020 and 2019, the Company had $6.6 million and $3.6 million, respectively, of capital improvements to real estate investments.

Dispositions

For the year ended December 31, 2020, the Company sold three separate single-family homes previously held as investments in real estate for $0.5 million, resulting in a gain on the dispositions of $0.1 million, which is included on the accompanying consolidated statements of operations. For the year ended December 31, 2019, the Company sold the Palms, a multi-family portfolio consisting of three separate apartment buildings and a single-family home for $25.8 million, resulting in a gain on the dispositions of $10.4 million, which is included on the accompanying consolidated statements of operations. As the sale of the Palms does not represent a strategic shift that has or will have a major effect on the Company’s operations and financial results, it has not been reported as a discontinued operation.

Held for Sale

As of December 31, 2020 and 2019, the Company had no assets classified as held for sale. For the year ended December 31, 2019, the Company reclassified $9.3 million, consisting of an asset previously classified as held for sale, to held for use. The remaining $1.8 million related to assets we sold during the year ended December 31, 2019. This reclassification resulted in the immediate recognition of $0.8 million of associated depreciation, which is included in Depreciation expense on the accompanying consolidated statements of operations.

F-26

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Prepaid and Other Assets

Prepaid and other assets consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Prepaid expenses	$898	$1,014
Deposits	574	708
Costs in excess of billings	274	274
Deferred franchise fees, net	527	504
Intangibles, net	229	246
Investments in unconsolidated entities	1,543	1,372
Inventory	82	264
Other assets	438	-
Total prepaid and other assets	$4,565	$4,382

Note 6 – Notes Payable

Notes payable consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
Notes Payable	2020	2019	Interest Rate	Maturity Date
Real Estate Loans
Hampton Inn & Suites Hotel	$6,556	$6,507	4.50%	July 2025
Four Points by Marriott Hotel	11,000	11,000	Variable	December 2021
Holiday Inn Ocotillo Hotel	9,250	9,250	Variable	August 2021
Hilton Tucson East Hotel	14,000	14,000	8.50%	June 2021
Airport Hotel Portfolio	56,470	56,470	Variable	October 2021
DoubleTree by Hilton TCC	12,993	-	Variable	August 2027
GC Square Apartments	11,600	11,000	3.125%	October 2028
DT Mesa Holdco II, LLC	5,292	5,292	Variable	Various
Caliber Residential Advantage Fund LP	826	1,185	Variable	January 2024
Circle Lofts, LLC	5,000	-	Variable	August 2050
Total Real Estate Loans	132,987	114,704
Payroll Protection Program Loans	3,416	-	1.00%	April 2022
Economic Injury Disaster Loans	600	-	3.75%	June 2050
Revolving Line of Credit	4,500	-	Variable
Corporate Notes	4,183	5,208	10.00% -15.00%	January 2021 - December 2021
Convertible Corporate Notes	1,757	1,957	8.25%	January 2021 - December 2021
Total Notes Payable	147,443	121,869
Deferred Financing Costs, net	(1,216)	(1,664)
Total Notes Payable, Net	$146,227	$120,205

F-27

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Loans

Hampton Inn & Suites Hotel

In July 2015, the Company entered into a $7.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 4.50% and matures in July 2025. The terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by an individual who is an affiliate of the Company. The terms of the loan agreement include covenant clauses, whereby the Company is required to meet certain key financial ratios and liquidity. In June 2020 and August 2020, the Company renegotiated the terms of the loan agreement temporarily removing certain covenants and payment requirements through November 2020. As of December 31, 2020, the Company did not satisfy the debt service coverage ratio and liquidity covenants required by the loan agreement, however, the Company obtained a waiver of the breach of covenant from the lender.

Four Points by Marriott Hotel

In June 2018, the Company entered into a $11.0 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. Upon entering into the loan, $1.6 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for the conversion of hotel rooms (the “Conversion Reserve”), pay for the property improvement plans required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). At December 31, 2020, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserves was $1.1 million, all of which is included in Restricted cash on the accompanying consolidated balance sheets. Once the Interest Reserve is depleted, the loan continues to require monthly interest-only payments until maturity. The loan matures in December 2021 and the loan terms allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date. As of December 31, 2020, the interest rate was the greater of 5.75% or 360 LIBOR Rate plus 4.00%, resulting in an interest rate of 6.58%. The loan is guaranteed by the Company.

The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a debt service coverage ratio (“DSCR”) requirement. As of June 1, 2020, the testing period, the loan was not in compliance with its loan covenants as the hotel property’s operating results were below the required DSCR threshold. Per the loan agreement, the lender is entitled to declare an event of default unless the Company agrees to either partially repay the loan or provide additional collateral in an amount and on terms satisfactory to the lender. As of December 31, 2020, and through the date of this filing, the Company has been in communication with the lender to negotiate an agreement to mitigate any event of default. There can be no assurance, but management believes we will be able to come to an agreement with the lender in order to mitigate any defaults. The Company was in compliance with all other covenants as of December 31, 2020.

Holiday Inn Ocotillo Hotel

In July 2018, the Company entered into a $9.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. Upon entering into the loan, $0.9 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for operating expenses (the “Operating Reserve”), pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). The Interest Reserve and Operating Reserve have a floor of $0.1 million, respectively, where if the balance falls below the floor, the Company is required to fund the reserves back to their original amounts. At December 31, 2020 and 2019, the balance held in reserves related to the loan agreement were $0.2 million and $0.6 million, respectively, which are included in Restricted cash on the accompanying consolidated balance sheets. The loan requires monthly interest-only payments and matures in August 2020 with an option to extend the maturity date up to twelve months, subject to a 60-day notice and a fee of 1.00% of the original principal indebtedness. In June 2020, the Company exercised its option to extend the original maturity date of the loan to August 2021 and paid a fee in the amount of $0.1 million. The interest rate on the loan is equal to 1-month LIBOR plus 6.00%, with a floor rate of 8.00%, resulting in a rate of 8.00% as of December 31, 2020. The loan is guaranteed by the Company.

F-28

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hilton Tucson East Hotel

In July 2018, the Company entered into a $14.0 million loan with a lender. The loan is secured by a deed of trust and assignment of leases and rents of the Hilton Tucson. The interest rate on the loan has a fixed rate of 8.50%. The loan requires monthly interest-only payments and matures in June 2020. The loan has an option to extend the maturity date up to six months, subject to a 60 day notice and a fee of 0.75% of the then outstanding principal balance. In June 2020, the Company exercised its option to extend the original maturity date of the loan (“first extension period”) and paid a fee in the amount of $0.1 million. In December 2020, upon the expiration of the first extension period the Company negotiated an agreement to extend the maturity of the loan to June 2021 and paid a fee of $0.1 million in January 2021, the effective date of the agreement. The terms of the loan allow the Company to prepay the outstanding balance in whole or in part at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by individuals who are affiliates of the Company.

Airport Hotel Portfolio

In September 2018, the Company repaid its existing Crowne Plaza Hotel, Holiday Inn & Suites Hotel, and Hilton Phoenix Airport Hotel loans in full (collectively the “Airport Hotel Portfolio”) and entered into a new $62.2 million portfolio loan. Upon entering into the loan, the Company received initial funding of $56.5 million with the option to receive the additional $5.7 million once certain operating performance thresholds are met. $0.2 million of the initial loan proceeds were placed into a reserve account (the “Debt Service Reserve”). As of December 31, 2020 and 2019, the balance of the Debt Service Reserve was $0.2 million, which is included in Restricted cash on the accompanying consolidated balance sheets. The loan is secured by the deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The new loan has a variable interest rate equal to one-month LIBOR plus 3.75%, resulting in a rate of 5.67% as of December 31, 2020. The loan requires interest-only payments until maturity and matures in October 2021 with options to extend the maturity date up to two additional years, subject to certain terms, conditions and fees. The terms of the loan agreement require the Company to pay an exit fee equal to 0.25% of the original principal amount of the loan at the time the loan is repaid in full. The exit fee of $0.2 million was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The loan is guaranteed by the Company and individuals who are affiliates of the Company.

The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a DSCR requirement. The DSCR contains a “cash management” provision that is triggered when the property’s operating results are below a certain DSCR threshold. As of June 30, 2020, the testing period, and December 31, 2020, the hotel properties’ operational results were below that certain DSCR and the Company did not meet certain other required financial covenants. In December 2020, the lender provided notification to management exercising their right under the “cash management” provision, and as such the hotel properties’ operating cash is subject to “cash management”. In April 2021, the Company renegotiated the terms of the loan agreement extending the maturity date of the loan to October 2022. The terms of the renegotiated loan agreement include a waiver of the breach of covenants at December 31, 2020 and further waives the financial covenants through the loan maturity date.

DoubleTree by Hilton Tucson Convention Center Hotel

Due to the consolidation of TCC Hotel I, LLC, in September 2020, the Company now recognizes a $12.6 million loan at December 31, 2020 with a maximum loan amount of $19,000,000, which is secured by a deed of trust and assignment of rents of the DoubleTree by Hilton Tucson Convention Center located in Tucson, Arizona. The loan has a variable interest rate per annum equal to LIBOR plus 2.50%. The loan requires interest-only payments until September 2022 and principal and interest payments thereafter until maturity. The terms of the loan allow the Company to prepay the outstanding balance in whole or in part at any time prior to the maturity date. The terms of the loan include, among other things, certain financial covenants, as defined in the loan agreement, including a DSCR and a loan-to-value requirement which commence in September 2021. As of December 31, 2020, the Company was in compliance with all such covenants. The loan matures in August 2027 and is guaranteed by the Company.

F-29

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GC Square Apartments

In October 2017, the Company entered into an $11.0 million loan, which is secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan had a variable interest rate equal to LIBOR plus 5.25%. The loan had options to extend the maturity date up to two additional years, subject to certain terms and conditions. The loan required interest-only payments until maturity. Contemporaneous with entering into the loan, the Company entered into an interest rate cap agreement, which set a maximum interest rate of 7.00% until November 2018 and 7.75% from November 2018 through maturity. The terms of the loan included, among other things, a debt service coverage ratio, as defined in the loan agreement. The debt coverage ratio contained a “cash trap” provision which was triggered when the property’s operating results were below a certain debt service coverage ratio. At December 31, 2019, the property’s operating results were below that certain debt service ratio; however, the lender did not exercise their right under the “cash trap” provision. The loan and accrued interest was paid in full in October 2020.

In October 2020, the Company paid off the balances of the $11.0 million loan and entered into a new $11.6 million loan which is secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan bears interest at a fixed annual rate of 3.125% for the first three years, thereafter, the interest rate is adjusted annually to a rate which is equal to the sum of the highest published prime rate as defined by the agreement and a margin of 0.123% with a floor of 3.125% and a ceiling of 16.0% per year. The loan matures in October 2028. The loan requires interest only payments for the first year and thereafter principal and interest payments as defined by the agreement. The terms of the loan agreement provide the Company the option to fix the annual interest rate (the “fixed interest rate option”) beginning in year 4 of the loan term. The fixed interest rate option would bear interest at an annual rate equal to the sum of a five-year fixed rate advance index defined by the agreement and a 300 basis point spread, rounded up to the next 0.125% point and requires the Company to pay the lender an amount equal to one percent of the outstanding principal balance at the time of exercise. The Company may prepay the loan amount prior to maturity subject to certain conditions and terms outlined in the agreement which defines the schedule of prepayment premiums based on the timing of the exercise of this option. The loan agreement contains certain usual and customary restrictions and covenants relating to, amongst other things, liens, insurance, and other indebtedness. The loan is guaranteed by the Company. At December 31, 2020, amounts held in escrow for the payment of interest and taxes were $0.4 million, which are included in Restricted cash on the accompanying consolidated balance sheets.

DT Mesa Holdco II, LLC

In May 2019, the Company entered into a $1.0 million loan, which is secured by a deed of trust of a commercial building in Mesa, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.00%, resulting in a rate of 4.25% as of December 31, 2020. The loan requires interest-only payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in December 2020. In April 2021, management entered into an agreement extending the maturity of the loan to January 2022.

In November 2019, the Company entered into a $5.0 million loan secured by the deed of trust of a commercial building in Mesa, Arizona. The loan has a variable interest rate per annum and is the lesser of (i) the three-year federal home loan bank rate plus 2.75% or (ii) the default rate of 5.00%, resulting in a rate of 3.26% as of December 31, 2020. The loan requires interest-only payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in November 2022 and is guaranteed by the Company. The terms of the loan include certain financial covenants which commence in March 2021.

F-30

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Circle Lofts, LLC

Due to the consolidation of Circle Lofts, LLC, in July 2020, the Company now recognizes a $5.0 million loan, which is secured by a deed of trust and assignment of rents of a multi-family property located in Scottsdale, Arizona. The loan has a variable interest rate per annum that is equal to LIBOR plus 5.25% with a floor of 5.25% and a ceiling of 11.25% per year. The loan matures in August 2050. The loan requires interest only payments until July 2021 and principal and interest payments thereafter until maturity. The Company may prepay the loan amount prior to maturity subject to certain conditions and terms outlined in the agreement which defines the schedule of prepayment premiums based on the timing of the exercise of this option. The loan agreement contains certain usual and customary restrictions and covenants relating to, amongst other things, liens, insurance, and other indebtedness. The loan is guaranteed by individuals who are affiliates of the Company.

Caliber Residential Advantage Fund LP

In January 2019, the Company entered into a $1.8 million loan secured by the deeds of trust of each collateralized single-family home. The loan has a variable interest rate per annum and is the greater of (i) the rate of 5.00% or (ii) 2.85% plus the five-year treasury rate, resulting in a rate of 5.41% as of December 31, 2020. The loan requires principal and interest payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in January 2024 and is guaranteed by the Company. The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a DSCR and a loan-to-value requirement. As of December 31, 2020, the Company was in compliance with all such covenants.

Single-Family Home Loans

The Company owned multiple single-family homes which were held as rental properties or held with the intention of being renovated and resold. These single-family homes owned by the Company were subject to loans held by third parties. As of March 2019, there was one individual single-family home loan outstanding with a principal balance of $0.4 million and an interest rate of 10.50%. This loan required monthly interest-only payments until maturity or the sale of the home and had a 12-month term. The loan was repaid in full in March 2019.

Payroll Protection Program Loans

In April 2020, the management was granted PPP loans totaling $4.8 million. The loans are unsecured and have a fixed interest rate of 1.0 % and mature in April 2022. The loans allow the Company to prepay the amount plus accrued interest prior to maturity. According to the terms of the PPP, the potential loan forgiveness for all or a portion of the PPP loan are determined, subject to limitations, on the use of loan proceeds over the 24-weeks after the loan proceeds are disbursed for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Management believes it has used the proceeds from its PPP loan for purposes consistent with the PPP terms and has submitted applications for forgiveness under this program. In November 2020, $1.4 million of outstanding PPP loans were forgiven. The gain recognized on the forgiveness of the loan is recorded in Interest expense on the consolidated statements of operations. In January 2021 and March 2021, an additional $0.3 million and $0.9 million of outstanding PPP loans were forgiven, respectively.

In January 2021, management applied for additional PPP loans totaling $4.2 million. In March 2021 and through the date of these consolidated financial statements, the Company has received the total additional funding under this program of $4.2 million. The loans are unsecured and have a fixed interest rate of 1.0 % and mature in March 2026. Management intends to use the proceeds consistent with the terms required to qualify for forgiveness, similar to the terms in the April 2020 PPP loan program, and believes the Company will also qualify for forgiveness of the entire loan amounts under this program.

F-31

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Economic Injury Disaster Loans

In June 2020, the Company was granted Economic Injury Disaster Loans (“EIDL”) loans totaling $0.6 million. The loans are secured by the assets of the Company and have a fixed interest rate of 3.75 % and mature in June 2050. Principal and interest payments are deferred for the first 12 months of the loans. The loans allow the Company to prepay the amount plus accrued interest prior to maturity. The loan agreements contain certain usual and customary restrictions and covenants relating to, amongst other things, insurance, and other indebtedness. In addition, the terms of the loans include a cross-default provision whereby the Small Business Administration (“SBA”) may, in its discretion, without notice or demand require immediate payment of all amounts outstanding under the loans.

Revolving Line of Credit

Due to the consolidation of CFIF III in June 2020, the Company now recognizes a revolving line of credit (“LOC”) with a maximum borrowing amount of $4.5 million. The initial maturity date of the LOC was August 2020. The LOC is secured by the partnership’s assets and is guaranteed by the Company. The LOC has a variable interest rate equal to the greater of (i) the Wall Street Journal Prime Rate plus 0.25% per annum or (ii) 4.75%, resulting in a rate of 4.75% as of December 31, 2020. The Company is required to pay a fee of 0.20% of the unused revolving balance. In September 2020, the agreement was amended extending the maturity date of the LOC to August 2021. The terms of the amended agreement included a waiver of certain financial covenants, as defined in the LOC agreement, that were not satisfied by the Company, as of the date of the amendment. At December 31, 2020, the Company was in compliance with all financial covenants.

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of a promissory note, which are secured by the otherwise unencumbered assets of the Company and require monthly or quarterly interest-only payments until maturity. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. The Company has issued corporate notes with a conversion feature. The conversion price is $4.50 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of December 31, 2020 and 2019, the value of the conversion feature was zero.

As of December 31, 2020, there were 84 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 15.00%, with a weighted average interest rate of 10.90%, and maturity dates ranging from January 2021 to December 2021. During the year ended December 31, 2020, there were no conversions of debt into common or preferred stock.

As of December 31, 2019, there were 92 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 15.00%, with weighted average interest rate of 10.57%, and maturity dates ranging from January 2020 to December 2020. During the year ended December 31, 2019, there were no conversions of debt into common or preferred stock.

F-32

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Debt Maturities

As of December 31, 2020, the future aggregate principal repayments due on the Company’s notes payable for each of the years ending December 31, are as follows (in thousands):

Year	Amount
2021	$103,732
2022	7,280
2023	1,108
2024	1,593
2025	6,496
Thereafter	27,234
Total	$147,443

Deferred Financing Costs

During the years ended December 31, 2020 and 2019, amortization and write-offs of deferred financing costs were $1.2 million and $1.3 million, respectively.

Note 7 – Related Party Transactions

Notes Receivable – Related Parties

The Company, through its consolidated VIE’s, entered into unsecured promissory notes with related parties. The notes mature on various dates through December 2021 and have interest rates varying from 6.00% to 12.00% per annum. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty. During the years ended December 31, 2020 and 2019, the Company earned $1.3 million and $0, respectively, of interest in connection with the notes, which is included in Interest income and Fund interest on the accompanying consolidated statements of operations. No interest was due to the Company as of December 31, 2020 and 2019. As of December 31, 2020 and 2019, the outstanding principal balance on the notes were $14.6 million and $2.0 million, respectively, which is included in Notes receivable — related parties on the accompanying consolidated balance sheets.

Fund Management

The Company manages multiple private equity real estate funds. See Note 2 – Summary of Significant Accounting Policies above for detail on our revenues related to Fund Management. In general, the Company:

•	charges an initial one-time fee related to the initial formation, administration, and set up of the fund (collectively, “Set Up Fees”). For the year ended December 31, 2020 the Company did not earn Set Up Fees. For the year ended December 31, 2019, the Company $0.1 million of Set Up Fees in connection with newly opened funds from related parties, which are included in fund management on the accompanying consolidated statements of operations.

•	is entitled to receive reimbursement for certain expenses incurred or paid on behalf of the fund, which may include an allocation of certain administrative and overhead costs. We also receive an annual asset management fee equal to 1.00% – 1.50% of the non-affiliate capital contributions related to the on-going management of the assets owned by the fund and the overall fund administration (collectively, “Asset Management Fees”). During the years ended December 31, 2020 and 2019, the Company earned $3.1 million, respectively, of Asset Management Fees from related parties, which are included in Fund management on the accompanying consolidated statements of operations.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	is entitled to 20.00% – 35.00% of all cash distributions from the operating cash flows of the fund, after the payment of all priority preferred returns, and the repayment of any preferred capital contributions. We are also entitled to 20.00% – 35.00% of all cash distributions from the cash flows resulting from the sale or refinance of the assets of the fund, after the payment of all priority preferred returns, and the repayment of all capital contributions (collectively, “Carried Interest”). During the years ended December 31, 2020 and 2019, the Company did not earn Carried Interest from related parties.

•	receives fees for services primarily relating to the marketing, offering, registering, and selling of equity and debt instruments of the affiliates (collectively, “Capital Raise Fees”). During the years ended December 31, 2020 and 2019, the Company earned $0.5 million and $2.8 million, respectively, of Capital Raise Fees from related parties, which are included in Fund management on the accompanying consolidated statements of operations.

As of December 31, 2020 and 2019, amounts due to the Company from related parties for fund management services was $0.9 million and $3.7 million, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

Development and Construction

The Company provides construction related services to affiliates and third parties, which include the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services. In addition, the Company provides development services for ground-up development and repositioning of real estate assets.

For the years ended December 31, 2020 and 2019, the Company recognized $2.2 million and $4.7 million, respectively, of development and construction revenue from related parties. As of December 31, 2020 and 2019, amounts due to the Company from related parties for construction, development, and maintenance services were $0.1 million and $1.3 million, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

Real Estate Brokerage

The Company provides real estate brokerage services related to the purchase and sale of residential and commercial properties owned by the funds which we manage. For the years ended December 31, 2020 and 2019, the Company recognized $0.1 million and $0.3 million, respectively, of brokerage commission revenue from related parties, which are included in Brokerage revenues on the accompanying consolidated statements of operations. There were no brokerage commissions due from related parties as of December 31, 2020.

F-34

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes Payable – Related Parties

The Company entered into an unsecured promissory note with an unconsolidated related party. The note may be repaid in whole, or in part, without penalty. The Company has a non-interest bearing related party unsecured promissory note with a former member of the Company’s executive management team. The note matures in 2023. The notes payable – related parties consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
Notes Payable - Related Parties	2020	2019	Interest Rate	Maturity Date
Caliber Fixed Income Fund III, LLC	$-	$10,937	10.00% - 12.00%	Various
Roosevelt III HOLDCO, LLC	2,216	-	6.00%	May 2022
Former Management	95	160	-	December 2023
	$2,311	$11,097

Due to the consolidation of CFIF III in June 2020, all intercompany balances are eliminated in consolidation. See Note 3 – VIEs for more detail. At December 31, 2020 and 2019, there was no interest payable due to related parties.

Hotel Management

The Company has entered into multiple agreements with Heavlin Management Company, LLC (“HMC”), an affiliated entity through common ownership of certain of the Company’s consolidated subsidiaries, to operate each of the Company’s hotel properties. The term of the agreements is generally ten years. HMC oversees the day-to-day operations and management responsibilities of each hotel property. Per the terms of the agreements, HMC receives a monthly fee equal to 3.00 – 4.00% of gross revenue, and may also receive an annual incentive fee, not to exceed 1.00% of gross operating revenues, by exceeding owner approved budgets for revenue and profits (collectively, “Hotel Management Fees”). Hotel Management Fees paid to HMC for the years ended December 31, 2020 and 2019 totaled $0.4 million and $1.8 million, respectively, which are included in Management fees on the accompanying consolidated statements of operations. Pursuant to one of the hotel management arrangements, HMC also earns an annual fixed fee of $0.1 million, which is included in Management fees on the accompanying consolidated statements of operations. In addition to the Hotel Management Fees, HMC also charges the Company for certain shared services including sales and marketing, information technology, and human resources. Expenses for shared services for the year ended December 31, 2019 totaled $1.4 million, which are included in General and administrative expenses and Marketing and advertising expenses on the accompanying consolidated statements of operations, as applicable. The Company also reimburses HMC for expenses incurred or paid on its behalf. As of December 31, 2019, amounts due to HMC totaled $0.2 million, which are included in Due to related parties on the accompanying consolidated balance sheets. There was no reimbursement due as of December 31, 2019. In February 2020, HMC and its existing hotel management agreements were acquired by Highgate Hotels, LP’s (“Highgate”) and assumed HMC’s hotel management responsibilities for all our existing and future hotel assets.

Withdrawal Agreement

In November 2014, the Company entered into an agreement with a former co-manager and member of one of the Company’s consolidated subsidiaries which outlined the terms of his resignation as co-manager and assignment of his member interest. In consideration for his resignation as co-manager and assignment of his member interest, the Company agreed to issue 55,556 shares of its common stock to the individual or his designee, provide the individual with construction services at no cost to the individual, as outlined in the agreement, and pay the individual or his designee up to $0.5 million in cash, as outlined in the agreement. The Company issued the 55,556 shares of common stock in April 2015. As of December 31, 2020 and 2019, $0.2 million and $0.3 million, respectively, was due to the former co-manager and member of the Company, which are included in Other liabilities on the accompanying consolidated balance sheets.

F-35

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other

In the normal course of business, the Company has various amounts due from related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2020 and 2019, other amounts due from related parties were $0.5 million and $0, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

In the normal course of business, the Company has various amounts due to related parties, including affiliated entities and individuals, for various expenses paid for by the affiliates on the Company’s behalf and other short-term payment advances. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2020 and 2019, other amounts due to related parties were $0 and $0.8 million, respectively, which are included in Due to related parties on the accompanying consolidated balance sheets.

F-36

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Other Liabilities

Other liabilities consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Sales tax payable	$247	$631
Deposits	180	509
Tenant improvement allowance	34	12
Capital leases	229	341
Deferred rent liability	618	519
Billings in excess of costs	423	423
Retention payable on construction contracts	1,460	122
Other	234	41
Total other liabilities	$3,425	$2,598

Note 9 – Income Taxes

The following table shows the components of the income tax (provision) benefit from total operations for the years ended December 31, 2020 and 2019 (in thousands):

	Years Ended December 31,
	2020	2019
Current income tax provision/(benefit)
Federal	$-	$-
State	-	-
Total	-	-

Deferred income tax (benefit)/provision
Federal	(978)	1,398
State	(154)	259
Total	(1,132)	1,657
Adjustment to valuation allowance	1,132	(1,657)
Total income tax (benefit)/provision	-	-

F-37

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the U.S. federal statutory tax rate to the effective income tax rate for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
U.S. federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	5.0%	3.9%
(Loss) income passed through to noncontrolling interest, federal tax	(16.5)%	1.9%
(Loss) income passed through to noncontrolling interest, state tax	(3.9)%	0.3%
Permanent differences, VIEs	(1.9)%	0.4%
Prior period tax return true-up in current year	0.9%	(0.1)%
Nondeductible expenses	(0.1)%	0.4%
Change in valuation allowance	(4.5)%	(27.8)%
Effective income tax rate	0.0%	0.0%

The following table summarizes the components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$11,091	$4,732
Sec 362 basis step-up	441	441
Deferred compensation	662	621
Fixed assets	292	232
Other	356	125
Total	12,842	6,151

Deferred tax liabilities:
Passthrough income from Partnerships	(8,984)	(3,669)
Other	(267)	(25)
Total	(9,251)	(3,694)
Valuation Allowance	(3,590)	(2,457)
Net deferred tax assets	$-	$-

As of December 31, 2020, the Company had approximately $44.6 million and $44.4 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. As of December 31, 2019, the Company had approximately $22.5 million and $22.3 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. The federal and state NOLs arising in 2017 and prior, if not utilized, begin expiring in the year 2035. NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control of ownership.

F-38

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In assessing the need for a valuation allowance against its net deferred tax assets, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considered cumulative losses as a significant piece of negative evidence and established a full valuation allowance of $3.6 million and $2.5 million against the Company’s net deferred tax assets as of December 31, 2020 and 2019, respectively.

The changes to the Company’s valuation allowance during the years ended December 31, 2020 and 2019 were as follows (in thousands):

	2020	2019
Valuation allowance at the beginning of the year	$2,458	$4,115
Changes in valuation allowance recorded during the year	1,132	(1,657)
Valuation allowance at the end of the year	$3,590	$2,458

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S., Arizona, Alaska, Utah, California, Colorado, Oregon and Nevada. The Company is currently not under income tax examination in any tax jurisdiction.

Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different from what was reported on the tax returns. We are currently open to audit under the statute of limitations by the United States Internal Revenue Service as well as state taxing authorities for the past four years.

We apply U.S. GAAP related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We do not believe that there are any positions taken by the Company which would require recognition or disclosure in these financial statements for the years ended December 31, 2020 and 2019.

F-39

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Supplemental Cash Flow Disclosures

Supplemental cash flow information consisted of the following for the years ended December 31, 2020 and 2019 (in thousands):

	Years Ended December 31,
	2020	2019
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of capitalized interest of $224 and $210 for the years ended December 31, 2020 and 2019, respectively.	$7,455	$10,928

Supplemental Disclosures of Non-cash Investing and Financing Activities
Investments in real estate assets included in accounts payable	$875	$298
Real estate investments reclassified to held for use	-	9,280
Deferred financing costs included in accrued expenses	-	376
Conversion of Series A preferred stock to Class A common stock	3,848	-
Exchange of common stock to settle obligations	-	148
Elimination of notes payable – related parties at consolidation	-	(3,250)
Consolidation/deconsolidation of VIEs, net:
Real estate investments	48,773	7,515
Accumulated depreciation	(305)	674
Real estate assets held for sale	-	(130)
Accounts receivable, net	49	16
Notes receivable – related parties	12,562	-
Due from related parties	69	-
Prepaid and other assets	11	238
Notes payable	(16,274)	(2,800)
Notes payable – related parties	(7,665)	(2,250)
Accounts payable	(3,475)	(406)
Accrued expenses	(151)	(3,204)
Other liabilities	(36)	-
Accumulated deficit	-	452
Noncontrolling Interests	48,888	(10,021)

F-40

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Commitments and Contingencies

Legal Matters

In August 2014, the Company entered into a consulting agreement with Mercadyne Advisors, LLC (“Mercadyne”) and 6831614 Manitoba Ltd. (“Manitoba”) (collectively, the “Consultants”). Per the agreement, the services to be provided by the Consultants were business consulting related services primarily focused on assisting the Company in accessing capital markets and designing, implementing, and completing a public offering. In exchange for the services, the agreement outlined the Consultants’ compensation to include a $25,000 monthly fee paid in cash and a contingently exercisable warrant to purchase a 15.00% equity interest in the Company for an aggregate exercise price of $1,000, exercisable upon the completion of a public offering. The agreement was amended in February 2015, for the purposes of amending the compensation to be a grant of equity rather than a warrant to purchase a 15.00% equity interest in the Company on a fully diluted basis as of the date of the amendment, for a price of $1,000, and to memorialize that all services required to be provided in connection with the agreement had been provided, although a public offering had not been completed. The agreement does not include a stated number of shares of common stock to be issued in exchange for the services provided. In March 2017, the Company and Mercadyne entered into a stock subscription agreement which finalized the number of shares of common stock to be issued to Mercadyne in connection with the consulting agreement and related amendment. The final number of shares issued to Mercadyne in connection with the agreement was 1,325,324. At the time of the settlement our liability was reduced by $1,126,525, with a corresponding increase to stockholders’ equity. As of December 31, 2020 and 2019, the Company and Manitoba were in the process of negotiating the number of shares of common stock to be issued to finalize the arrangement, and the Company had a remaining liability recorded in the amount of $1,381,526.

On January 27, 2020, Manitoba, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement, in connection with the above equity grant. The complaint seeks damages in the amount of $10,905,575, but in no event less than $8,126,620, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A Common Stock, but in no event less than 1,625,324 shares. The complaint also seeks fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. In March 2021, the Company successfully obtained dismissal of four of the alleged claims brought by the prior consultant, including the claim against it for “treble damages”, as well as dismissal of four of the alleged respondent parties, and one of the claimant parties through arbitration. None of the Company’s counterclaims have been dismissed.

The Company believes the remaining claims are without merit and intends to vigorously defend its position and pursue its counterclaims. The ultimate outcome of this legal matter cannot presently be determined. Accordingly, any adjustment that might result from the resolution of this matter has not been reflected in the consolidated financial statements. If all shares demanded further to the aforementioned complaint are ultimately issued to Manitoba, investors’ relative ownership interest will experience additional dilution.

Construction Contracts

In connection with our development, redevelopment and capital improvement activities, we have entered into various construction related contracts and we have made commitments to complete certain projects, pursuant to financing or other arrangements. As of December 31, 2020 and 2019, our commitments related to these activities were $1.0 million and $2.0 million, respectively.

F-41

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Franchise Agreements and Advance Key Money

Intercontinental Hotel Group

In August 2013, the Company entered into a 20-year franchise agreement with Holiday Hospitality Franchising, LLC (“IHG”). Pursuant to the terms of the franchise agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $12.75 per room
•	marketing fee of $3.00 per room

As a part of the franchise agreement, Six Continents, Inc., an affiliate of IHG, advanced $1.5 million (“Advance Key Money”) to the Company to retain IHG as the franchisor on the hotel property for 20 years. The Company is not required to repay any part of the Advance Key Money unless the franchise agreement is cancelled before the termination date of August 2033.

In June 2015, the Company entered into a separate 10-year franchise agreement with IHG, which expires in June 2025. Pursuant to the terms of the franchise agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $13.26 per room
•	all fees due for marketing

In July 2018, the Company entered into a separate 15-year franchise agreement with IHG, which expires in July 2033. Pursuant to the terms of the franchise agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $14.08 per room
•	all fees due for marketing

F-42

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hampton Inn

In October 2014, the Company entered into a franchise agreement with Hampton Inns Franchise, LLC, which expires in November 2030. Pursuant to the terms of the franchise agreement, the Company pays the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 6% of gross room revenue

Hilton Worldwide

In June 2016 and November 2016, the Company entered into two 10-year franchise agreements with Hilton Franchise Holdings, LLC, an affiliate of Hilton Worldwide. Pursuant to the terms of the franchise agreements, the Company pays the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 5% of gross room revenue
•	food and beverage fee of 3% of gross food and beverage revenue

Marriott International, Inc.

In June 2018, the Company entered into a 15-year franchise agreement with Marriott International, Inc. Pursuant to the terms of the franchise agreements, the Company pays the following fees on a monthly basis:

•	program fee of 5.5% of gross room revenue
•	marketing fund fee of 1% of gross room revenue

The Company recognized total aggregate franchise fees of $2.0 million and $4.1 million for the years ended December 31, 2020 and 2019, respectively.

F-43

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual Lease Obligations

Equipment Lease

The Company has entered into multiple lease agreements for equipment, all of which have been accounted for as capital leases. The leases have a 36-month to 48-month term, require monthly lease payments, and have a bargain purchase option at maturity. The recorded lease liability as of December 31, 2020 and 2019 was $0.2 million and $0.3 million, respectively, which is included in Other liabilities on the accompanying consolidated balance sheets.

As of December 31, 2020, the future required payments, for each of the years ending December 31, were as follows (in thousands):

Year	Amount
2021	$133
2022	112
Minimum lease payments	245
Less interest	(16)
Total	$229

Office Lease

In July 2018, the Company entered into a new corporate office lease agreement, which has been accounted for as an operating lease. The lease is for a term of 7.6 years and includes a rent abatement period and tenant improvement allowance. The lease includes options for two 5-year extension periods.

As of December 31, 2020, the future required payments, for each of the years ending December 31, were as follows (in thousands):

Year	Amount
2021	$476
2022	445
2023	453
2024	502
2025	511
Thereafter	85
Total	$2,472

F-44

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ground Leases

In November 2012, we acquired a hotel property in Phoenix, Arizona, which is subject to a ground lease and requires monthly lease payments of approximately $0.1 million, subject to annual adjustments through December 2049, at which time the ground lease expires. The ground lease, accounted for as an operating lease, required a deposit of $0.3 million, which is included in Other assets on the accompanying consolidated balance sheets as of December 31, 2020 and 2019, respectively. At the time of acquisition, it was determined that the lease rate of the ground lease was at a rate which management estimated was above the fair market lease rate. Accordingly, we recorded a liability in the amount of the estimated fair value (Level 3) of the above market lease. The above market lease is amortized as a reduction to lease expense over the term of the lease. Accumulated amortization of the above-market lease intangible as of December 31, 2020 and 2019, was $1.0 million and $0.9 million, respectively.

In October 2014, we acquired a hotel property residing on land which is subject to a ground lease and is subleased to the Company. The sublease requires monthly lease payments which consist of base rent, taxes, and other charges, and are subject to annual adjustments. The amount of the base rent increases over time. The original sublease expires in May 2056; however, the sublease includes two 5-year extension options and a third extension option for an additional 27 months.

As of December 31, 2020, the estimated future minimum lease payments on the ground leases and the future amortization of the related above market lease intangible for each of the years ending December 31, are as follows (in thousands):

Year	Lease Payments	Intangible Amortization	Net Lease Expense
2021	$1,123	$(125)	$997
2022	1,143	(125)	1,017
2023	1,143	(125)	1,017
2024	1,143	(125)	1,017
2025	1,143	(125)	1,017
Thereafter	29,581	(3,010)	26,572
Total	$35,276	$(3,635)	$31,637

Rent expense was $1.6 million and $1.6 million for the years ended December 31, 2020 and 2019, respectively, which includes rent expense related to operating leases for office space and ground leases. In addition to the arrangements outlined above, the Company regularly enters into short-term equipment and other rentals. Rent expense is included within Operating expenses or General and administrative expense in the accompanying consolidated statements of operations, depending on the nature of the individual rental arrangement.

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition, in each case, that it believes will have a material adverse effect on the results of operations.

F-45

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Buyback Program

In September 2018, the Company agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by one of its non-participating founders for $2.70 per share of common stock in exchange for an amendment to such non-participating founder’s shareholder voting rights and other Company protections. Among other things, the Company’s obligation to reacquire the non-participating founder’s shares terminates when the Company’s common stock is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 units on a monthly basis until such time as the Company has satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. Due to the length of time of the liability, the Company recorded a liability of $13.6 million and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. During the years ended December 31, 2020 and 2019, the Company repurchased 109,000 and 99,500 shares of Class A common stock, respectively. As of December 31, 2020 and 2019, the balance of the liability was $13.0 million and $13.3 million, respectively, which is included in Buyback obligation on the accompanying consolidated balance sheets. The remaining number of shares to be repurchased as of December 31, 2020 and 2019 was 6,013,346 and 6,122,346, respectively.

As of December 31, 2020, the future aggregate principal payments related to the Buyback Program for each of the years ending December 31, are as follows (in thousands):

Year	Amount
2021	$324
2022	324
2023	324
2024	324
2025	324
Thereafter	14,616
Minimum lease payments	16,236
Less interest	(3,215)
Total	$13,021

Note 12 – Stockholders’ Equity and Share-Based Payments

In June 2019, the Company amended and restated its certificate of incorporation which increased the number of shares to 125,000,000 consisting of: (i) 100,000,000 shares of Class A Common Stock at a par value of $0.001 per share, (ii) 15,000,000 shares of Class B Common Stock (founder shares owned by our President and Chief Operating Officer and our Chief Executive Officer) at a par value of $0.001 per share, and (iii) 10,000,000 shares of Preferred Stock at a par value of $0.001 per share, including 2,564,103 shares designated as Series A preferred stock (“Series A”). Any shares issued and outstanding and that are owned by a holder other than a founder were reclassified into one share of Class A Common Stock. All founders stock were automatically reclassified into shares of Class B Common Stock.

F-46

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2019, the Company entered into a second amended and restated certificate of incorporation which authorized the Company to increase the number of shares to 137,500,000 shares of capital stock consisting of: (a) 115,000,000 shares of Common Stock with a par value of $0.001 per share consisting of (i) 100,000,000 shares of Class A Common Stock with a par value of $0.001 per share; (ii) 15,000,000 shares of Class B Common Stock with a par value of $0.001 per share; and (b) 22,500,000 shares of preferred stock with a par value of $0.001 per share including (i) 2,564,103 shares designated as Series A and (ii) 12,500,000 shares designated as Series B with (iii) 7,435,897 shares remaining undesignated. See Note 13 – Preferred Stock for more detail.

The Class B Common Stock is identical in all respects to Class A Common Stock, except it is entitled to 10 votes per share and is convertible at any time on a one-for-one basis into shares of Class A Common Stock. All other rights, privileges, and rank will be shared equally and be identical in all respects as to all matters.

Common Stock

Subject to the rights of holders of any Series A preferred stock having preference as to dividends, the holders of common stock shall be entitled to receive dividends when, as, and if declared by the board of directors. The holders of common stock shall at all times vote together as one class on all matters. Class A Common Stock shall be entitled to one vote for each share of common stock and Class B Common Stock shall be entitled to 10 votes for each share of common stock. No holder of shares of common stock shall have the right to cumulate votes. In the event of liquidation, subject to the prior rights of holders of preferred stock to share ratably in the Company’s assets, the holders of common stock and holders of any shares of preferred stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of shares of preferred stock. The holders of Class A Common Stock shall not have any conversion, redemption, or other preemptive rights. The holders of Class B Common Stock are entitled to a conversion upon notice or an automatic conversion upon transfer at which time the Class B Common stockholder will be entitled to one fully paid and nonassessable share of Class A Common Stock. In addition, Class B Common Stock shall not have any redemption or other preemptive rights.

From inception through December 31, 2020, the Company has issued shares of common stock that were sold in units through various tranches equivalent to ranges from one share to 5,882 shares of common stock per unit. Within a few of the tranches, shares of common stock included a warrant to purchase additional shares of common stock within certain timeframes. The warrants had an exercise price ranging from $1.70 to $2.00 per share.

As of December 31, 2020 and 2019, the total shares issued within the Company’s tranches, excluding shares issued to founders of the Company, were 11,456,463 and 9,365,252, respectively, of which and 804,997, respectively, were in connection with the exercise of warrants.

F-47

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The table below summarizes the warrant activity for the years ended December 31, 2020 and 2019, and the number of potential shares of common stock to be issued in connection with outstanding warrants as of December 31, 2020 and 2019 (in thousands):

Shares
January 1, 2019	212
Warrants issued	37
Warrants exercised	(111)
Warrants expired	(91)
December 31, 2019	47
Warrants issued	-
Warrants exercised	-
Warrants expired	-
December 31, 2020	47

As of December 31, 2020 and 2019, the weighted average remaining term, in months, and the weighted average exercise price of the outstanding warrants was as follows:

	2020	2019
Weighted-average remaining term (in months)	4.13	16.13
Weighted-average exercise price	$1.80	$1.80

2017 Incentive Stock Plan

The Company may award stock options to employees under the 2017 Incentive Stock Plan (“2017 Plan”). The 2017 Plan allows the Company to: (i) grant stock awards, (ii) grant stock options, and (iii) offer restricted stock purchases to directors, executives and selected employees, consultants, and advisors. Options will vest if the recipient maintains constant employment through the end of the requisite service period. The following inputs and assumptions were used to calculate the weighted average fair values of the options granted for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Expected term (in years)	6.46	6.46
Volatility	30.00%	30.00%
Dividend yield	0.00%	0.00%
Risk-free rate	0.97%	2.07%
Grant date fair value	$1.277	$1.201

F-48

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation expense is recognized on a straight-line basis over the service period. During the year ended December 31, 2020, the Company reversed $0.1 million of previously recognized expense, related to the 2017 Plan, due to forfeitures. During the year ended 2019, the Company recorded $0.5 million of compensation expense related to the 2017 Plan. As of December 31, 2020 and 2019, there was $0.9 million and $1.1 million, respectively, of unrecognized compensation expense related to the 2017 Plan with a weighted-average remaining term of 2.0 years.

The following table details the activity of the 2017 Plan during the years ended December 31, 2020 and 2019:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, January 1, 2019	3,004,824	1.99	6.46	$1,333
Granted - Employee	915,300	2.75	-	-
Granted - Non-Employee	25,000	3.48	-	-
Forfeited - Employee	(247,802)	1.99	-	-
Outstanding, December 31, 2019	3,697,322	$2.19	6.46	$2,410
Granted - Employee	392,100	4.00	-	-
Forfeited - Employee	(1,076,720)	2.30	-	-
Outstanding, December 31, 2020	3,012,702	$2.39	6.30	$2,617

Non-employee Grants

In May 2019, the Company issued 25,000 incentive stock options to three members of Caliber’s Advisory Board under the terms of the 2017 Plan. See Note 11 – Commitments and Contingences - Legal Matters for information on other non-employee grants not related to the 2017 Plan.

Note 13 – Preferred Stock

Series A Preferred Stock

In January 2016, the Company began selling shares of Series A in units equivalent to two shares of common stock and one share of Series A, at a cost of $5.85 per unit ($1.80 per share of common stock and $2.25 per share of Series A). During the years ended December 31, 2020 and 2019, the Company paid dividends to Series A preferred stockholders in the amounts of $0.2 million, or $0.15 per share and $0.4 million, or $0.27 per share, respectively. As of December 31, 2019, preferred dividends in arrears were $112,794, or $0.07 per share.

On April 17, 2020, the board of directors and Series A preferred stockholders approved and adopted a second certificate of amendment to the second amended and restated certificate of incorporation of the Company (the “Second Amendment”). The amendments to the Second Amendment included, but not limited to the following:

“Upon the determination of the board of directors of the Company that the value of the Class A common stock of the Company on a fully converted basis is at least $100 million, which determination must be supported by the valuation conducted by an independent audit firm, the Series A will automatically be converted into the number of shares of Class A common stock into which such shares of Series A would be converted on the date of such occurrence, in accordance with Section 4 of the Second Amendment.”

As such, due to the determination by the board of directors that the value of the Class A common stock of the Company is at least $100.0 million, based on a valuation conducted by an independent audit firm, the Company simultaneously converted 1,657,396 shares of Series A preferred stock to 2,071,761 shares of Class A common stock at a conversion rate of one and one-quarter shares of Class A common stock for every one share of Series A preferred stock. As such, as of December 31, 2020, no shares of Series A remain outstanding.

F-49

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series B

The powers, preferences, rights, and limitations of Series B preferred stock are as follows:

•	Series B shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the holders of common stock.

•	In the event of liquidation of the Company, the holders of Series B shall be entitled to receive, after payment is made to the holders of Series A of the full preferential amount to which they shall be entitled and before any payment or distribution shall be made in respect to any junior securities, cash in an amount equal to $4.00 for each share of Series B plus an amount equal to all declared and accrued but unpaid dividends.

•	Shares of Series B are convertible into shares of Class A common stock on the option conversion date at a conversion ratio of one share of Class A common stock, subject to adjustments.

•	Upon (i) the closing of the sale of shares of Class A common stock to the public in a firm-commitment underwritten public offering, (ii) a direct listing of Class A common stock on a national stock exchange or the OTC, (iii) the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, (iv) the date of the sale of all or substantially all of the stock or assets of the Company, or (v) the date of the written consent or affirmative vote of a majority of the Series B then outstanding, the Series B will automatically be converted into the number of shares of common stock into which such shares of Series B would be converted on the date of such occurrence.

•	Holders of Series B and holders of common stock shall vote together and not as separate classes and shall be entitled to vote with common stockholders as if their shares were converted into shares of common stock.

•	At any time when at least 25% of the initially issued shares of Series B remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of a majority of the Series B then outstanding voting separately as a single class: (i) alter the rights, powers or privileges of the Series B or bylaws in a way that adversely affects the Series B; or (ii) authorize or create any new class or series of capital stock having rights, powers, or privileges that are senior to the Series B in terms of the liquidation preference of the Series B.

The Company is authorized to issue up to 12,500,000 shares of Series B preferred stock pursuant to its Reg A+ Offering and second amended and restated certificate of incorporation. As of December 31, 2020, the Company has raised $3.4 million of net proceeds, resulting in the issuance of 851,454 shares of Series B preferred stock. See Note 1 – Organization and Basis of Presentation for more detail relating to the Series B in our Reg A+ Offering.

F-50

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Net Income (Loss) Per Share

Basic earnings per common share for the years ended December 31, 2020 and 2019 are calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share for the year ended December 31, 2020. However, it was determined that there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common stockholders as Class A and Class B Common Stock share in the same earnings and profits, thus, having no impact on the calculation.

The Company has calculated the basic and diluted earnings per share during the years ended December 31, 2020 and 2019 as follows (in thousands, except per share data):

	Years Ended December 31,
	2020	2019
Numerator:
Net income (loss) attributable to CaliberCos Inc.	$(5,446)	$6,467
Preferred stock dividends	(245)	(440)
Convertible debt interest	115	128
Net income (loss) attributable to common shareholders of CaliberCos Inc.	$(5,576)	$6,155
Denominator:
Weighted average shares outstanding - basic	29,392	28,031
Dilutive shares - options, net	-	3,191
Dilutive shares - warrants, net	-	26
Dilutive shares - preferred shares	-	2,072
Dilutive shares - convertible debt	-	435
Weighted average shares outstanding - diluted	29,392	33,755

Basic net income (loss) per share attributable to common shareholders	$(0.19)	$0.22
Diluted net income (loss) per share attributable to common shareholders	$(0.19)	$0.18

For the year ended December 31, 2019, there have been no exclusions of potential additional common stock from the computation of diluted income per share attributable to common stockholders as none of the potential exercise of stock options and warrants or the potential conversion of preferred shares and convertible debt were antidilutive. The number of antidilutive shares for the year ended December 31, 2020, consisting of exercised warrants and stock options, which have been excluded from the computation of diluted loss per share were as follows (in thousands):

	Years Ended December 31,
	2020	2019
Additional common shares, if warrants were exercised	26	-
Additional common shares, if stock options were exercised	2,580	-
	2,606	-

F-51

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Fair Value of Financial Instruments

The Company estimates fair values of financial instruments using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of long-term debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the Company’s long-term debt, advance key money, and interest rate caps as of December 31, 2020 and 2019, approximated fair value, except for the long-term debt instruments listed below, all of which were measured with Level 2 inputs. The estimated fair values for the instruments below were determined by management based on a discounted future cash-flow model (in thousands).

	December 31, 2020		December 31, 2019
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value

Hampton Inn & Suites Hotel	$6,556	$4,107	$6,507	$5,743
Hilton Tucson East Hotel	14,000	13,189	14,000	11,704
GC Square Apartments	11,600	7,521	-	-

Note 16 – Segment Reporting

The Company’s operations are organized into seven reportable segments for management and financial reporting purposes, which are broadly separated in two categories; (i) real estate services (Fund Management, Development and Construction, and Real Estate Brokerage) and (ii) real estate operations (Hospitality, Residential, Commercial, and Diversified). For the year ended December 31, 2020, the Company reclassified certain business activities which were previously reported under the Property Management segment into the Real Estate Brokerage segment. These activities included the Company’s property management services provided to our funds and third-party property owners. Each segment is described below:

Real Estate Services

Fund Management

This segment includes all of our corporate operations, as well as the revenue generated by the fund/asset management services and capital raising services provided to the private equity real estate funds which the Company is affiliated with.

Development and Construction

This segment includes our development and construction operations. The Company provides a variety of development and construction services to affiliated entities as well as third parties.

F-52

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Brokerage

This segment includes our real estate brokerage operations and the operating activity of the single-family assets, which are owned by the Company. The Company generates commission revenue by acting as a broker for residential and commercial real estate owners and investors seeking to buy and/or sell properties, including investment properties, as well as primary residences. The Company provides brokerage services to affiliated entities as well as third parties. The operating activity of the single-family assets involve both the sale and rental of real estate assets.

Real Estate Operations

Hospitality

This segment includes all of the operating activity of the hotel properties which are affiliates of the Company.

Residential

This segment includes all of the operating activity of the single-family and multi-family assets, which are affiliates of the Company. The Company is involved in both the sale and rental of residential real estate assets. This segment also includes residential property development projects in various stages of completion.

Commercial

This segment includes all of the operating activity of the commercial properties which are affiliates of the Company. The Company is involved in both the sale and rental of commercial real estate assets. This segment also includes commercial property development projects in various stages of completion.

Diversified

This segment includes the operating activities of certain entities which are involved in the financing of various affiliated real estate properties through both debt and equity investments.

Due to the diversity of our economic ownership interests across our properties, our chief executive officer, who is our chief operating decision maker (“CODM”), assesses the operating performance of our assets based on our proportionate share of net income (loss). The information below includes the operating results and measures of profitability for all operating entities which the Company and our CODM analyze on a regular basis, as the ultimate profitability of each entity, and value of its assets, will impact the ultimate profitability of the Company. The total assets and results of each segment are presented on a gross basis, prior to any necessary adjustments to (i) eliminate inter-segment transactions, (ii) eliminate the results of entities that are not included in our accompanying consolidated U.S. GAAP financial statements, (iii) eliminate revenue activity presented gross when U.S. GAAP requires net, and (iv) reclassify items to reflect U.S. GAAP consolidated presentation. The following tables present the revenues and net income (loss) of each of our reportable segments for the years ended December 31, 2020 and 2019, and total assets as of December 31, 2020 and 2019:

F-53

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands)

	Twelve Months Ended December 31, 2020
	Real Estate Services				Real Estate Operations					Eliminations
	Fund	Development &	Real Estate							Non-		CaliberCos Inc.
	Management	Construction	Brokerage	Total	Hospitality	Residential	Commercial	Diversified	Total	consolidated	Intercompany	& Subsidiaries
Revenues
Hospitality	$-	$-	$-	$-	$29,413	$-	$-	$-	$29,413	$(1,737)	$-	$27,676
Development and construction	-	4,434	-	4,434	-	-	-	-	-	-	(2,186)	2,248
Real estate sales	-	-	-	-	-	-	-	-	-	-	-	-
Rental income	-	-	63	63	-	4,618	1,057	-	5,675	(2,927)	(191)	2,620
Fund management	7,016	-	-	7,016	-	-	-	-	-	-	(3,443)	3,573
Fund interest	-	-	-	-	-	-	-	-	-	-	1,176	1,176
Property management	-	-	-	-	-	28	-	-	28	-	(28)	-
Brokerage	-	-	684	684	-	-	-	-	-	(21)	(16)	647
Other	-	-	-	-	-	-	-	-	-	-	-	-
Total revenues	7,016	4,434	747	12,197	29,413	4,646	1,057	-	35,116	(4,685)	(4,688)	37,940

Expenses
Cost of sales - hospitality	-	-	-	-	13,166	-	-	-	13,166	(1,632)	-	11,534
Cost of sales - development
and construction	-	3,494	-	3,494	-	-	-	-	-	-	(1,307)	2,187
Cost of sales - real estate	-	-	-	-	-	-	-	-	-	-	-	-
Cost of sales - brokerage	-	-	450	450	-	-	-	-	-	-	-	450
Operating costs	7,105	1,047	186	8,338	11,859	1,971	659	83	14,572	(2,269)	(182)	20,459
General and administrative	2,796	65	3	2,864	2,933	276	184	609	4,002	(1,049)	(357)	5,460
Marketing and advertising	1,012	55	18	1,085	2,691	124	8	546	3,369	(754)	(18)	3,682
Franchise fees	-	-	-	-	2,067	-	-	-	2,067	-	1	2,068
Management fees	-	-	-	-	3,051	1,310	731	1,740	6,832	(2,500)	(3,160)	1,172
Depreciation	39	-	110	149	7,508	1,962	563	-	10,033	(1,890)	(260)	8,032
Total expenses	10,952	4,661	767	16,380	43,275	5,643	2,145	2,978	54,041	(10,094)	(5,283)	55,044

(Gain) loss on the disposition of real estate	-	-	-	-	-	(122)	(1,182)	-	(1,304)	1,182	-	(122)
Other expenses (income), net	(24)	1	-	(23)	499	(16)	(220)	(268)	(5)	434	(24)	382
Interest income	(7)	-	-	(7)	(15)	(789)	(201)	(4,031)	(5,036)	705	4,190	(148)
Interest expense	(639)	-	202	(437)	9,843	2,436	1,397	1,085	14,761	(3,924)	(2,071)	8,329
Net (Loss) Income	$(3,266)	$(228)	$(222)	$(3,716)	$(24,189)	$(2,506)	$(882)	$236	$(27,341)	$7,012	$(1,500)	$(25,545)

	December 31, 2020
Total real estate investments, at cost	$501	$-	$3,869	$4,370	$204,401	$60,932	$66,804	$151	$332,288	$(101,462)	$(4,535)	$230,661
Total Assets	$9,140	$1,702	$3,549	$14,391	$187,624	$66,510	$76,561	$159,062	$489,757	$(218,137)	$(58,674)	$227,337

F-54

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands)

	Year Ended December 31, 2019
	Real Estate Services				Real Estate Operations					Eliminations
	Fund	Development &	Real Estate							Non-		CaliberCos Inc.
	Management	Construction	Brokerage	Total	Hospitality	Residential	Commercial	Diversified	Total	consolidated	Intercompany	& Subsidiaries
Revenues
Hospitality	$-	$-	$-	$-	$58,766	$-	$-	$-	$58,766	$(1,990)	$(1)	$56,775
Development and construction	-	7,484	-	7,484	-	-	-	-	-	-	(1,768)	5,716
Real estate sales	-	-	2,219	2,219	-	-	-	-	-	-	-	2,219
Rental income	-	-	76	76	-	8,209	995	-	9,204	(2,919)	(168)	6,193
Fund management	9,313	-	-	9,313	-	-	-	-	-	-	(3,306)	6,007
Brokerage	-	-	1,962	1,962	-	45	2	-	47	-	(1,113)	896
Other	-	3	39	42	-	38	2	-	40	(22)	1	61
Total revenues	9,313	7,487	4,296	21,096	58,766	8,292	999	-	68,057	(4,931)	(6,355)	77,867

Expenses
Cost of sales - hospitality	-	-	-	-	22,211	-	-	-	22,211	(1,517)	-	20,694
Cost of sales - development and construction	-	5,042	-	5,042	-	-	-	-	-	-	(1,374)	3,668
Cost of sales - real estate	-	-	1,417	1,417	-	-	-	-	-	-	(19)	1,398
Cost of sales - brokerage	-	-	908	908	-	-	-	-	-	-	(350)	558
Operating costs	6,944	983	312	8,239	11,512	4,160	566	29	16,267	(2,376)	(592)	21,538
General and administrative	1,692	130	74	1,896	3,799	867	362	730	5,758	(1,729)	(170)	5,755
Marketing and advertising	404	16	15	435	4,443	219	84	1,375	6,121	(1,823)	(68)	4,665
Franchise fees	-	-	-	-	4,151	-	-	-	4,151	(6)	1	4,146
Management fees	-	-	-	-	4,585	942	267	2,147	7,941	(2,910)	(3,051)	1,980
Depreciation	53	-	123	176	7,847	2,197	358	-	10,402	(2,140)	(72)	8,366
Total expenses	9,093	6,171	2,849	18,113	58,548	8,385	1,637	4,281	72,851	(12,501)	(5,695)	72,768

(Gain) loss on the disposition of real estate	-	-	-	-	-	(17,530)	(402)	34	(17,898)	7,949	(495)	(10,444)
Other (income) expenses, net	(4,777)	-	(85)	(4,862)	897	144	(1)	(2,443)	(1,403)	2,078	3,062	(1,125)
Interest income	(9)	-	(1)	(10)	(44)	(503)	(18)	(2,544)	(3,109)	2,837	254	(28)
Interest expense	809	-	485	1,294	9,109	2,102	1,893	1,069	14,173	(4,288)	(427)	10,752
Net Income (Loss)	$4,197	$1,316	$1,048	$6,561	$(9,744)	$15,694	$(2,110)	$(397)	$3,443	$(1,006)	$(3,054)	$5,944

	December 31, 2019
Total real estate investments, at cost	$437	$-	$3,363	$3,800	$170,812	$56,032	$47,095	$-	$273,031	$(101,835)	$(3,094)	$171,902
Total Assets	$11,945	$3,569	$3,854	$19,368	$171,002	$72,607	$57,947	$139,963	$440,612	$(255,711)	$(28,383)	$175,885

F-55

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Subsequent Events

Management has evaluated events and transactions that occurred after December 31, 2020 through April 29, 2021, the date these consolidated financial statement were available to be issued. Except as the matters discussed in Note 1 – Organization, Liquidity and Impact of COVID-19 and Note 6 – Notes Payable, there have been no events after December 31, 2020 for which recognition or disclosure is required.

F-56

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	CaliberCos Inc. Second Amended and Restated Certificate of Incorporation	†	1-A	024-11016	2.1	January 3,2020
2.1.1	CaliberCos Inc. Amendment to Second Amended and Restated Certificate of Incorporation	†	1-A	024-11016	2.1.1	January 3,2020
2.1.2	CaliberCos Inc. Second Amendment to Second Amended and Restated Certificate of Incorporation	†	1-U	24R-00272	2.1.2	April 23, 2020
2.2	CaliberCos Inc. Bylaws	†	1-A
2.3	Amendment No. 1 to CaliberCos Inc. Bylaws	†	1-A	024-11016	2.2	June 13, 2019
3.1	Stockholders’ Agreement dated September 21, 2018, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader	†	1-A	024-11016	2.3	September 23, 2019
3.2	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader	†	1-A	024-11016	3.1	June 13, 2019
3.3	Form of Warrant, exercise price of $1.70 (Tranche 1)	†	1-A	024-11016	3.2	June 13, 2019
3.4	Form of Warrant, exercise price of $2.00 (Tranche 2)	†	1-A	024-11016	3.3	June 13, 2019
4.1	Form of Subscription Agreement	†	1-A	024-11016	3.4	June 13, 2019
6.1	Amended and Restated 2017 Stock Incentive Plan	†	1-A	024-11016	4.1	December 5, 2019
6.2	Mortgage Note ($14,000,000) dated June 19, 2018, payable to Cerco Capital Inc.	†	1-A	024-11016	6.1	June 13, 2019
6.2.1	Guaranty of Recourse Obligations dated June 29, 2018, by Chris Loeffler and Jennifer Schrader, in favor of Cerco Capital Inc.	†	1-A	024-11016	6.2	June 13, 2019
6.3	Promissory Note ($62,245,000) dated September 2018, payable to RCC Real Estate, Inc.	†	1-A	024-11016	6.2.1	June 13, 2019
6.3.1	Guaranty of Recourse Obligations dated September 2018, by the Company, Jennifer Schrader, John C. Loeffler, II and Frank Heavlin, for the benefit of RCC Real Estate, Inc.	†	1-A	024-11016	6.3	June 13, 2019
6.4	Office Lease Agreement, by and among Pollock Gateway II LLC and the Company, dated July 13, 2018	†	1-A	024-11016	6.3.1	June 13, 2019
6.4.1	First Amendment to Office Lease Agreement, by and among Pollock Gateway II LLC and the Company, dated November 14, 2018	†	1-A	024-11016	6.4	June 13, 2019
6.5	Executive Employment Agreement dated January 1, 2019, by and among the Company and Jennifer Schrader	†	1-A	024-11016	6.5	August 19, 2019
6.6	Executive Employment Agreement dated January 1, 2019, by and among the Company and John C. Loeffler, II	†	1-A	024-11016	6.6	August 19, 2019
6.7	Executive Employment Agreement dated January 1, 2019, by and among the Company and Roy Bade	†	1-A	024-11016	6.7	August 19, 2019
6.8	Executive Employment Agreement dated January 1, 2019, by and among the Company and Jade Leung	†	1-A	024-11016	6.8	August 19, 2019
8.1	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware	†	1-A	024-11016	8.1	January 3,2020

•	To be filed by amendment.

†	Previously filed.

44

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on April 29, 2021.

CaliberCos Inc.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ John C. Loeffler, II	Chief Executive Officer and Chairman of the Board	April 29, 2021
John C. Loeffler, II	(Principal Executive Officer)

/s/ Jennifer Schrader	Chief Operating Officer, Secretary and Director	April 29, 2021
Jennifer Schrader

/s/ Jade Leung	Chief Financial Officer	April 29, 2021
Jade Leung	(Principal Financial and Accounting Officer)

45